Exhibit 10.5

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THE EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

ELAN PHARMACEUTICALS, INC.

AND

AZUR PHARMA INTERNATIONAL LIMITED

Dated as of March 4, 2010

(continued)

-ii-

(continued)

-iii-

(continued)

SCHEDULES

Schedule 1	-	The Product
Schedule A	-	Product Registrations and Permits
Schedule B	-	Product Related Assets
Schedule C	-	Toll-Free Telephone Numbers
Schedule D	-	Certain Patents
Schedule E	-	Trademarks; Copyrights
Schedule F	-	Domain Names
Schedule G	-	Marketing Materials
Schedule H	-	Employees With Knowledge
Schedule 2.2	-	Assigned Contracts
Schedule 4.3	-	Conflicts; Consents
Schedule 4.4(a)	-	Material Contracts
Schedule 4.4(c)	-	Material Contract Defaults
Schedule 4.7	-	Financial Information
Schedule 4.8	-	Certain Developments
Schedule 4.11(a)	-	Registered IP
Schedule 4.11(j)	-	IP Encumbrances
Schedule 4.12	-	Permits
Schedule 4.13	-	Inventory
Schedule 4.15	-	Product Liability Insurance
Schedule 4.16	-	Certain Customers
Schedule 4.17	-	Business Employees
Schedule 4.18	-	Employee Benefit Plans

-iv-

(continued)

Schedule 4.20(e)	-	Changes in Ziconotide Coverage
Schedule 6.7(a)	-	Business Employees Offered Employment
Schedule 7.1(e)	-	Buyer Consents, Waivers and Approvals
Schedule 7.2(c)	-	Seller Consents, Waivers and Approvals

EXHIBITS

Exhibit A	-	Form of Transition Services Agreement

-v-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 4, 2010 by and between Elan Pharmaceuticals, Inc., a Delaware corporation (“Seller”) and Azur Pharma International Limited, a Bermuda limited company (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively herein as the “Parties.”

WHEREAS, Buyer desires to acquire the Acquired Assets (as defined herein) from Seller and its applicable Affiliates upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller desires to sell to Buyer such Acquired Assets upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. Capitalized terms used in this Agreement, unless otherwise defined, shall have the meanings set forth below:

“Acquired Assets” shall mean all of Seller’s and its Affiliates’ right, title, and interest in and to (a) the Marketing Materials, (b) the Acquired Intellectual Property, (c) Seller’s rights under the Assigned Contracts, (d) all Product Registrations and Permits held by Seller that relate solely or primarily to the Product, including those set forth on Schedule A, (e) the Inventory, (f) all Books and Records, (g) any other tangible assets related solely or primarily to the Product, including those specified on Schedule B; (h) the toll-free telephone numbers listed on Schedule C; and (i) all causes of action, judgments and claims or demands of whatever kind or description arising out of or relating solely or primarily to the Product or any of the foregoing assets, other than any such causes of action, judgments, claims or demands that relate solely to events or conduct occurring prior to Closing. Notwithstanding any of the foregoing, the Acquired Assets shall not include the Excluded Assets.

“Acquired Intellectual Property” shall mean all Intellectual Property Rights comprising, necessary, or used solely or primarily in the manufacture, importation, sale, offering to sell, marketing, distribution, or use of, or otherwise relating or pertaining solely or primarily to the Product in the Territory that is owned by Seller, or its Affiliates, or to which Seller or its Affiliates has any rights, including:

(i) to the extent owned or licensed by Seller or its Affiliates, solely or jointly with any other Person, all patent applications (including divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, substitutions and abandoned applications that could be revived or reinstated) and issued patents (including inventors’ certificates, reissues, reexaminations, lapsed or expired patents that could be reinstated or revived, extensions and other governmental actions which extend any of the subject matter of a patent, and any substitutions, confirmations, registrations or additions of or to any of the foregoing) which disclose or claim inventions necessary or useful to the manufacture, importation, sale, offering to sell, marketing, distribution, or use of the Product, including those patents identified on Schedule D hereto;

(ii) all trademarks, trade names, service marks, copyrights and domain names that relate solely or primarily to the Product, including those identified on Schedule E hereto, including all registrations or applications for registrations thereof with Governmental Authorities or other Persons;

(iii) all information, trade secrets, data, inventions and know-how, other than the Excluded Testing Know-How, that relates solely or primarily to the Product and that is (A) owned or licensed by Seller or its Affiliates, solely or jointly with any other Person, and (B) necessary or useful to the manufacture, importation, sale, marketing, distribution or use of the Product; and

(iv) all Internet domain names used solely or primarily in relation to the Product, including those indentified on Schedule F hereto.

“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“ANDA” shall mean an Abbreviated New Drug Application, as filed by Buyer or its Affiliates or any of their licensees with the FDA.

“Applicable Rate” shall mean, as of a particular date, the rate of interest announced by JPMorgan Chase Bank, N.A., New York, New York, as its prime rate of interest on such date, as reported in The Wall Street Journal.

“Assumed Liabilities” shall mean the following (and only the following) liabilities and obligations: (a) subject to Section 2.2(b), all liabilities and obligations of Seller or its applicable Affiliates under the Assigned Contracts to the extent arising after and related solely to the period following the close of business on the Closing Date and which do not constitute a liability or obligation relating to a breach under the Assigned Contracts prior to the Closing, other than Seller’s and its Affiliates’ accounts payable thereunder to the extent owing as of the close of business on the Closing Date; (b) all liabilities of Seller or its applicable Affiliates under or in respect of the Product Registrations and other Permits included among the Acquired Assets, solely to the extent arising after and related to the period following the Closing; and (c) all liabilities and obligations of Seller or its applicable Affiliates relating to the Acquired Intellectual Property and all other Acquired Assets to the extent such liabilities and obligations relate solely to the period following the Closing. Notwithstanding any of the foregoing, the Assumed Liabilities shall not include the Excluded Liabilities. Anything to the contrary notwithstanding, except as otherwise expressly set forth in this Agreement, Buyer shall have no responsibility, liability or obligation hereunder, whether matured, unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, with respect to the Product, the Acquired Assets or the Business pertaining to the period prior to the Closing Date, unless it is set forth in this definition.

“Assumed Medtronic Agreements” shall mean the Contracts with Medtronic included among the Assigned Contracts.

“Bill of Sale” shall mean a bill of sale and assignment and assumption agreement, in customary form reasonably acceptable to both Parties, providing for the transfer of the Acquired Assets and the assignment and assumption of the Assumed Liabilities, in each case, in accordance with the terms and conditions of this Agreement.

“Books and Records” shall mean the files (including all electronic data files), documents, correspondence, lists (including customer lists), drawings and specifications, creative materials, marketing plans, studies (including market research and market data), clinical data, reports, regulatory dossiers and other printed or written materials solely or primarily relating to the Product or the Business held by Seller or its Affiliates (in whatever form or medium), including (a) any correspondence with any Governmental Authority related to the use, development, marketing, distribution or sale of the Product (including any information on adverse events, written contact regulatory reports and formal minutes with any Governmental Authority to the extent Seller or its Affiliates normally retains such records and minutes in the ordinary course of its regulatory activities), (b) any documents solely or primarily relating to the Product Registrations or to the subject matter of the Product Registrations, (c) all financial books, records, statements or reports of Seller or its applicable Affiliates to the extent such items relate solely or primarily to the Acquired Assets, except, in each case, to the extent included in or primarily related to any Excluded Assets or Excluded Liabilities and also excluding human resources and other employee books and records and (d) all books and records relating to reimbursement, contracting, managed market activities and pricing of the Product.

“Business” shall mean the commercialization and sale of the Product in the Territory, in each case, as conducted by Seller and its Affiliates on the date hereof.

“Business Day” shall mean any day on which banking institutions are not required or authorized to close in New York, New York.

“Buyer FDA Letter” shall mean the letter from Buyer to the FDA, duly executed by Buyer, to be delivered to Seller on the Closing Date, which shall be in customary form reasonably acceptable to both Parties.

“cGMP” shall mean current good manufacturing practices required by the FDCA.

“Change in Control” shall mean with respect to any Party, the acquisition by any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate of a majority of the total voting power of the outstanding Voting Stock of such Party.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean efforts and resources used by a participant in the pharmaceutical industry consistent with the prudent exercise of reasonable business judgment with respect to a product owned by it or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account, amongst other factors, reasonable sales projections, expected profit margins, the competitiveness of the marketplace (including the existence or prospect of generic competition), the proprietary position of the Product’s technology, applicable regulatory impediments, and reimbursements available for the Product.

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, insurance policy, or other agreement, whether written or oral.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and each other material employee benefit plan, program or arrangement maintained by Seller or to which Seller contributes for the benefit of employees of Seller.

“Encumbrances” shall mean any lien, pledge, option, charge, easement, deed of trust, security interest, mortgage, right-of-way, encroachment, encumbrance, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, reversionary rights, or other similar right of any third party whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Law” shall mean any Law and any orders, consent orders, judgments, notices, Permits or demand letters issued, promulgated or entered pursuant thereto, concerning pollution or the protection of human health, safety and the environment, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and the Occupational Safety and Health Act, each as amended.

“EPIL” shall mean Elan Pharma International Limited.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with Seller, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall mean (w) all assets of Seller and its Affiliates other than the Acquired Assets, (x) all computers, related hardware, cellular phones, PDAs, smartphones and similar hardware, (y) in respect of or relating to the rights of Seller and its Affiliates under the

Amended and Restated Agreement for the Sale and Purchase of the European Prialt Assets dated as of March 20, 2006 among Eisai Co., LTD., Seller and certain Affiliates of Seller, and (z) all accounts receivable relating to Product sold prior to the Closing Date.

“Excluded Liabilities” shall mean all debts, obligations and other liabilities of Seller or its Affiliates not expressly included in the definition of “Assumed Liabilities.” Anything to the contrary herein notwithstanding, Excluded Liabilities shall include all debts, obligations, claims and other liabilities relating to: (a) any liability or obligation of Seller or its applicable Affiliates under this Agreement or the other Transaction Documents; (b) any and all of Seller’s or its applicable Affiliates’ accounts payable or other amounts legally owing by Seller or its Affiliates, as recorded under GAAP or otherwise; (c) all product liability claims involving the Product in respect of which the occurrence giving rise thereto (and not the date of manufacture, distribution or sale of the Product involved nor the date such claims are made) took place prior to or on the 45th day following the Closing Date; (d) any outstanding principal, interest, fees and expenses borrowed or incurred by Seller in respect of borrowed money, letters of credit, lines of credit and capital leases; (e) liabilities or obligations incurred by Seller or its Affiliates relating to Taxes; (f) obligations relating to any litigation or other proceeding affecting Seller or its applicable Affiliates or any of the Acquired Assets or the Business if such liability, obligation or proceeding arose in respect of periods prior to the Closing Date; (g) except to the extent set forth in or arising pursuant to the Transition Agreement, liabilities of Seller to any Affiliate of Seller (including, without limitation, any and all intercompany indebtedness); (h) all liabilities relating to any Employee Benefit Plan or any other plan, program, or arrangement for providing compensation (including equity or other incentive compensation), severance or benefits to employees, former employees or independent contractors of Seller or its Affiliates; (i) liabilities and obligations of Seller or its applicable Affiliates arising out of any actions or omissions of employees, consultants, independent contractors and experts in connection with the performance of services for Seller or its applicable Affiliates prior to the Closing Date; (j) any costs or expenses incurred by Seller or any Affiliate of Seller incident to the negotiation and preparation of this Agreement (including, without limitation, any legal fees, placement fees, financial advisory fees or accountants fees); (k) obligations or liabilities relating to any officers’ and directors’ liability insurance policy acquired or maintained for Seller’s directors and officers in respect of acts or omissions occurring prior to the Closing Date; (l) liabilities with respect to real property, fixtures or equipment (other than the Acquired Assets); (m) any other liabilities of Seller or its applicable Affiliates relating to products other than the Product; (n) subject to Section 2.2(b), all liabilities under any Assigned Contract or Product Registration incurred at any time prior to the Closing Date; (o) any and all liabilities or obligations of Seller or any of its Affiliates arising under or in respect of agreements or arrangements not assumed by Buyer hereunder including (i) that certain License Agreement between Neurex Corporation and Warner-Lambert Company, entered into in May of 1993, as amended from time to time, and (ii) that certain Joint Research and Product Development Agreement between Neurex Corporation and Ono Pharmaceutical Company Limited, dated as of June 1, 1991, as amended from time to time; (p) any financial obligations to Medtronic arising under the Assumed Medtronic Agreements, in each case, as such Contracts are in effect immediately prior to Closing, other than the payment obligations arising after Closing pursuant to Sections 3.2.1 and 3.2.2 of that certain Purchase and Assignment Agreement, dated as of January 29, 1999 among Seller, Elan Pharma International Limited and Medtronic, as amended, and any obligation that may arise thereunder as a result of Buyer’s or its Affiliate’s or assignee’s breach thereof; and (q) any and all liabilities attributable to any violation or non-compliance by Seller or its Affiliates or their employees or agents with applicable export control or other Laws prior to Closing.

“Excluded Testing Know-How” shall mean certain proprietary know-how relating to the binding testing assay utilized in the testing of the Product in Seller’s Affiliate’s Athlone, Ireland facility, which shall be retained by Seller or its Affiliates following the Closing Date, but which shall be made available to Buyer subject to and in accordance with the Testing Services Agreement.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended, together with the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” shall mean any federal, state, local or foreign governmental, regulatory or administrative body, agency, department, board, commission or governmental entity, any court or judicial governmental entity, any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or are proposed to be listed, any public, private or industry regulatory governmental entity, whether federal, state, local, foreign or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Hospira” shall mean Hospira, Inc. and its applicable Affiliates, successors and assigns.

“Intellectual Property Rights” shall mean, collectively: (a) all patents and applications therefor (including all continuations, divisionals, continuations-in-part, reissue applications/requests and patents, reexamination applications/requests and reexamined patents, abandoned applications that could be revived or reinstated, lapsed or expired patents that could be reinstated or revived, amended patents, and term-extended patents), registered trademarks and service marks and applications therefor, domain name registrations and copyright registrations and applications therefor (collectively, “Registered IP”); (b) unregistered trademarks and service marks, trade names, domain names, trade dress, product configurations or other marks, names, logos and slogans embodying business or product goodwill or indications of origin, all translations, adaptations, derivations and combinations thereof, and all goodwill associated with the businesses in which the foregoing are used; (c) inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, ideas, know-how, formulae, methodology, processes, and technology; (d) unregistered copyrights, designs, mask works or other expressions and works of authorship, all moral rights and visual artists’ rights in relation to the foregoing and to registered copyrights and applications therefor, and databases and database rights; (e) proprietary, confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (including technical information relating to development, design, manufacture, scheduling, installation, assembly or testing, trade secrets, secret processes and procedures, know-how, business and financial information, and all confidential information of any nature); (f) all computer software and programs (excluding off-the-shelf commercially available systems and computer programs included in purchased or leased equipment); and (g) any other similar property, whether or not embodied in tangible form (including but not limited to technical drawings and specifications, shop drawings, manuals, forms, working notes and memos, market studies, consultants’ reports, technical and laboratory data, notebooks, samples and engineering prototypes).

“Improvement” shall mean any and all improvements and enhancements, patentable or otherwise, related to the Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Product or its active ingredient.

“Inventory” shall mean (i) all finished Product and Product samples held for sale or distribution in the Territory by or on behalf of Seller or its Affiliates on the Closing Date and (ii) all active pharmaceutical ingredient and other raw materials and packaging materials held for use in or in respect of the Product by or on behalf of Seller or its Affiliates on the Closing Date.

“Law” shall mean any federal, state, local or foreign law, statute, constitution, ordinance, decree, requirement, code, order, judgment, settlement agreement, injunction, restriction, rule or regulation, including, but not limited to, the terms of any license or Permit issued by any Governmental Authority and including the PhRMA Code on Interactions with Healthcare Professionals and any related or replacement industry code of conduct.

“Loss” or “Losses” shall mean, subject to Section 9.8, any and all losses, liabilities, costs, deficiencies, fines, damages, penalties and expenses (including reasonable legal and other professionals’ fees and expenses and litigation, settlement, investigation, judgment and enforcement costs).

“Mallinckrodt” shall mean Mallinckrodt, Inc. and its applicable Affiliates, successors and assigns.

“Marketing Materials” shall mean all advertising and promotional materials in physical form that are in Seller’s or its Affiliates possession or held for their account as of the Closing Date and camera-ready artwork used or held for use in the Business, including the materials described on Schedule G hereto.

“Material Adverse Effect” shall mean any event, development, change, condition, occurrence, circumstance or effect that has materially and adversely affected or would reasonably be expected to materially and adversely affect (i) the business, assets, condition (financial or otherwise) or result of operations of the Business or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that in no event will any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Material Adverse Effect”: (a) any change in general economic or financial market conditions; (b) any change in the general state of the industry in which Seller operates; (c) calamities or other acts of God or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or without the United States or Ireland; (d) changes in Law or GAAP or the interpretation or enforcement thereof; or (e) the announcement of the execution of this Agreement or the transactions contemplated hereby or by the Transaction Documents.

“Medtronic” shall mean Medtronic, Inc. and its applicable Affiliates, successors and assigns.

“NDA” shall mean a New Drug Application, as filed with the FDA.

“Net Sales” shall mean, for any period, the gross amount invoiced by Buyer or any of its Affiliates, licensees or sublicensees (without double counting) during such period to third parties who are not Affiliates of Buyer or such licensees or sublicensees for sales of the Product, less provisions for the following:

(i) trade and reasonable and customary cash discounts actually given, paid or allowed;

(ii) returns, credits, refunds, rebates, chargebacks, wholesalers or distribution fees, retroactive price adjustments, and any other substantially similar allowances which effectively reduce the net selling price;

(iii) bad debts, to the extent actually incurred;

(iv) transportation and distribution charges or allowances, including freight pickup allowances actually paid or incurred by Buyer, or any of its Affiliates, licensees or sublicensees (excluding amounts reimbursed by third party customers); and

(v) any Tax (excluding taxes on income), excise, or other governmental charges upon or measured by the production, sale, transportation, delivery or use of the Product actually paid by Buyer or any of its Affiliates, licensees or sublicensees.

For purposes of this definition, “Product” shall also include any composition of matter which would meet the definition of “Product” but for any jurisdictional limitations inherent in the definition of “Product” or other defined terms used therein (such as NDA and ANDA) to the extent such sales occur to or within any province or territory of Canada.

In addition, “Net Sales” are subject to the following:

If Buyer or any of its Affiliates, licensees or sublicensees, effects a sale, disposition or transfer of a Product to a customer other than on customary commercial terms or as part of a package of products and services, the Net Sales of the Product to such customer shall be deemed to be the value that would have been derived had the Product been sold as a separate product to another customer on customary commercial terms. In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs and the like or discounts on “bundles” of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such products.

“Ordinary Course of Business” shall mean the ordinary course of the Business, consistent with past custom and practice.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, including all authorizations under the FDCA, and the regulations of the FDA promulgated thereunder and all applications for any of the foregoing.

“Permitted Encumbrances” shall mean (i) Encumbrances for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith; (ii) carriers’, mechanics’, materialmen’s and similar Encumbrances for amounts not yet due which have arisen in the ordinary course of business; and (iii) Encumbrances arising solely as a result of actions of Buyer.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or any Governmental Authority.

“Product” shall mean the prescription pharmaceutical product marketed under the name Prialt®, as more specifically described on Schedule 1 hereto. References in this Agreement to “Product” with respect to periods following the Closing shall also include any Improvements to the Product as described on Schedule 1 hereto that may be marketed under the same NDA as the Product as described on Schedule 1 from time to time, including any authorized generic version of the Product marketed under such NDA or any ANDA filed by Azur or its Affiliate.

“Product Registrations” shall mean, collectively, the INDs, NDAs, and other product authorizations and registrations and approvals held by Seller or that are pending before the FDA, or any other Governmental Authority with respect to the Product in the Territory, including those specified on Schedule A hereto.

“Registered IP” shall have the meaning set forth in the definition of “Intellectual Property Rights”.

“Royalty Year” shall mean, as applicable, (i) the period commencing on the twenty-four (24) month anniversary of the Closing Date and ending on December 31, 2012, or (ii) any subsequent twelve-month period thereafter commencing on January 1 and ending on the next subsequent December 31.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller FDA Letter” shall mean the letter from Seller to the FDA, duly executed by Seller, to be delivered to Buyer on the Closing Date, which shall be in customary form reasonably acceptable to both Parties.

“Seller’s Knowledge” shall mean the actual knowledge, after good faith investigation of the applicable subject matter, of any employee of Seller or its Affiliates listed on Schedule H or any other employee of Seller or its Affiliates having a title equal to or more senior than “Senior Vice President” and having material responsibilities in relation to the Product or the Business.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other similar assessments in the nature of a tax, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, and employees’ income withholding, unemployment and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax related thereto.

“Territory” shall mean the entire world with the exception of Austria, Belgium, the Czech Republic, Cyprus, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, Norway, Iceland, Liechtenstein, Monaco, Switzerland, Romania, Bulgaria, Croatia and Turkey.

“Testing Services Agreement” shall mean an agreement pursuant to which Seller or its Affiliates shall perform for Buyer or its Affiliates or designee testing services in relation to the Product in a manner consistent with the manner in which such services are performed prior to Closing, which agreement shall be negotiated by the Parties in good faith prior to Closing and shall be reasonably acceptable to both Parties in both form and substance.

“Transaction Documents” shall mean this Agreement, the Transition Agreement, the Testing Services Agreement, the Bill of Sale, the IP Assignments, and the other agreements, documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Transactions” shall mean the transactions contemplated by the Transaction Documents.

“Voting Stock” shall mean, with respect to any Person, the equity interest of such Person entitling the holders thereof to vote in the election of members of the board of directors or equivalent governing body of such Person.

1.2 Other Defined Terms. The following terms are defined in the sections indicated.

30-Month Anniversary	2.4(c)
Agreement	Preamble

Allocation Schedule	2.5
Assigned Contracts	2.2(a)
Audited Statements	6.13(c)
Benefit Plans	4.18(a)
Business Employees	4.17(a)
Buyer	Preamble
Buyer Employees	6.7(a)
Buyer Indemnitee	9.2(a)
Carve-Out Financial Statements	6.13(a)
Closing	3.1
Closing Date	3.1
Closing Date Payment	2.4(a)(i)
Competing Product	6.11
Confidential Information	6.9(b)
Contingent Payment	2.4(b)
Coverage Period	6.7(b)
Covered Terminated Buyer Employee	6.7(b)
De Minimus Amount Ex-US Securities Laws	9.2(b) 6.13(a)
Existing Confidentiality Agreement	6.9(a)
Financial Information	4.7
Generic Launch	2.4(c)
Indemnification Cap	9.2(b)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Arbiter	2.6(c)
Material Contracts	4.4(a)
Minimum Threshold	9.2(b)
Net Sales Report	2.8(a)
Outside Date	8.1(b)
Parent	6.11
Party	Preamble
Product Liability Claim	4.15(a)
PTO	4.11(f)
Purchase Price	2.4
Quarterly Payment	2.6(a)
Restriction Period	6.11
SEC	6.13(a)
Seller	Preamble
Seller Indemnitees	9.3(a)
Specified Amount	9.2(b)
Supply Transition	2.6(c)
Supply Transition Costs	2.6(c)
Third Party Claim	9.4(a)
Total Supply Transition Costs	2.6(c)
Transfer Taxes	6.14

Transferee	2.10
Transition Agreement	3.2(b)
WARN Act	6.7(c)

1.3 Accounting Conventions. Each accounting term used herein, including within the defined terms herein, shall have the meaning that is applied thereto in accordance with GAAP, consistently applied.

1.4 Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

1.5 Terminology. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” shall mean “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including any and all further statutory and regulatory provisions consolidating, amending, expanding, implementing, or replacing the statute or regulation.

ARTICLE 2

PURCHASE AND SALE OF ASSETS;

ASSIGNMENT AND ASSUMPTION; CONSIDERATION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to, and to cause its applicable Affiliates to, sell, transfer, convey, assign and deliver to Buyer, at the Closing, all of the Acquired Assets for the consideration specified below in Section 2.4 and the assumption of the Assumed Liabilities by the Buyer.

2.2 Assignment of Contracts, Product Registrations, Etc.

(a) Without limiting Section 2.1 hereof, subject to the terms and conditions of this Agreement, Seller will, or will cause its applicable Affiliate to, assign and transfer to Buyer, and Buyer will accept and assume from Seller, effective as of the Closing Date, Seller’s right, title and interest in and to, all of the Contracts set forth on Schedule 2.2 hereto (all of the Contracts assigned, transferred and assumed hereunder are referred to collectively herein as the “Assigned Contracts”), and all of the Product Registrations and other Permits included among the Acquired Assets.

(b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract, Product Registration or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a third party, would constitute a breach or violation thereof or is otherwise prohibited. If such a consent is required and has not been obtained, or if an attempted assignment or transfer is ineffective, Seller shall use its commercially reasonable efforts to cooperate with Buyer in any reasonable and lawful arrangement requested by Buyer to provide for Buyer the benefits under any such Assigned Contract, Permit or Product Registration, with the expense of any such arrangement to be borne by Buyer.

2.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities.

2.4 Purchase Price. The consideration payable by Buyer for the Acquired Assets shall be (i) *** (the “Purchase Price”), payable subject to and in accordance with this Section 2.4 and (ii) the royalties to be paid in accordance with Section 2.6.

(a) The following one-time payments shall be made at the times specified below:

(i) US$5,000,000 (the “Closing Date Payment”) shall be paid on the Closing Date;

(ii) US$7,000,000 shall be paid on the first Business Day following the twenty-four (24) month anniversary of the Closing Date; and

(iii) US$5,000,000 shall be paid on the first Business Day following the thirty (30) month anniversary of the Closing Date.

For the avoidance of doubt, subject to clause (c) of this Section 2.4, the payments set forth in clauses (i) through (iii) in Section 2.4(a) will be due and payable whether or not Buyer continues to market the Product.

(b) Subject to Section 2.7, the following one-time contingent payments (each, a “Contingent Payment”) shall be made subject to achievement of the following Net Sales milestones:

(i) US$*** if Net Sales of the Product equal or exceed US$*** in a calendar year;

(ii) US$*** if Net Sales of the Product equal or exceed US$*** in a calendar year; and

(iii) US$*** if Net Sales of the Product equal or exceed US$*** in a calendar year.

For purposes of this Section 2.4(b) Net Sales shall be determined based upon Net Sales actually achieved in a particular calendar year. Each of the Contingent Payments contemplated

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in clauses (i) through (iii) of this Section 2.4(b) shall be payable only once. Contingent Payments shall be paid, if at all, no later than April 30th of the year following the calendar year in which the requisite level of Net Sales was achieved.

(c) Notwithstanding Section 2.4(a), Buyer’s obligation to make the payment contemplated by Section 2.4(a)(iii) shall terminate and be of no further force or effect if either of the following shall occur on or prior to the date that is the *** month anniversary of the Closing Date ***: (i) any Person other than the Buyer or its Affiliates or their licensees or sublicensees of the Product commences commercial sale of a generic version of the Product in the United States (a “Generic Launch”) and in the first *** full calendar months after such Generic Launch, Net Sales of the Product in the U.S. are reduced by *** or more compared to the Net Sales amount in the prior *** months and by *** or more in the second *** full calendar month period after such Generic Launch compared to the *** months prior to such Generic Launch; or (ii) any action or event occurs (which is not caused solely or primarily by, or attributable solely or primarily to, any violation of applicable Law or gross negligence on the part of the Buyer or its Affiliates) that prevents or prohibits the sale or marketing of the Product and the occurrence of such action or event results in a *** or more reduction in Net Sales of the Product in the U.S. in the *** month period following the date of such action or event compared to the *** month period prior to the date of occurrence of such action or event. In the event that a Generic Launch or any action or event contemplated by the foregoing clause (ii) has occurred prior to the ***, but as of the *** it is not then possible to determine the applicable effects on Net Sales of such Generic Launch or such action or occurrence, then Buyer’s obligation to make the payment contemplated by Section 2.4(a)(iii) shall be suspended until such time as the Net Sales over the applicable *** or *** period, as the case may be, are determined, whereupon either (x) Buyer shall make such payment in the event that the relevant conditions contemplated by clause (i) or clause (ii) above have not been satisfied or (y) Buyer’s obligation to make the payment contemplated by Section 2.4(a)(iii) shall terminate and be of no further force or effect if the relevant conditions contemplated by clause (i) or clause (ii) above have been satisfied. In addition, in the event that Buyer’s obligation to make the payment contemplated by Section 2.4(a)(iii) is suspended in accordance with this Section 2.4(c), then the payment contemplated by Section 2.4(a)(iii) shall be deposited into an escrow account maintained by a third party escrow agent mutually acceptable to the Parties hereto pursuant to an escrow agreement in a form reasonably satisfactory to the Parties hereto and which escrow agreement will provide for the release of such funds to the Buyer or Seller, as the case may be, in accordance with the terms of this Section 2.4(c). Interest and other earnings earned on any amounts escrowed pursuant hereto shall be payable at the time such amounts are released to the Party to whom such funds are distributed in accordance with the terms of this Section 2.4(c). The Parties shall share equally the fees owing to the escrow agent in respect of any such escrow.

2.5 Allocation of Consideration. Within 90 days after the Closing, Buyer and Seller shall mutually agree upon a schedule allocating the Purchase Price (including assumed liabilities) among the Acquired Assets in accordance with Section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). In addition, within thirty (30) days following an indemnification payment made pursuant to Article 9 or the payment of any Contingent Payment, the Parties shall amend the Allocation Schedule to the extent necessary to reflect such adjustment

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or indemnification payment in accordance with the nature thereof. Each of the Parties agrees to (a) prepare and timely file all Tax Returns, in respect of all affected taxable periods (or portions thereof), in a manner consistent with the Allocation Schedule, and (b) act in accordance with the Allocation Schedule for all Tax purposes, unless otherwise required by Law. Any unresolved disputes regarding the Allocation Schedule, including any amendments thereto, shall be promptly submitted to a jointly-retained third party independent accounting firm for determination, which shall be final and binding on the Parties. The cost and expenses of such third party independent accounting firm shall be borne equally by Buyer and Seller. Each of the Parties further agrees that a portion of each Contingent Payment shall be considered to be the payment of interest by Buyer to Seller for Tax purposes in accordance with the requirements of the Code and the regulations promulgated thereunder.

2.6 Royalties.

(a) Subject to Sections 2.6(b), 2.6(c) and 2.7, with respect to all sales made after the twenty-four month anniversary of the Closing Date, and during each Royally Year thereafter, Buyer shall pay royalties to Seller in accordance with the following:

(i) Buyer shall pay Seller an amount equal to ***% of Net Sales of the Product in such Royalty Year up to and including aggregate Net Sales of US$***; and

(ii) In the event that Net Sales of the Product in such Royalty Year exceed US$***, Buyer shall pay Seller an amount equal to:

(A) ***% of Net Sales of the Product in such Royalty Year up to and including aggregate Net Sales of $*** (such payment to be due on all Net Sales up to such amount (and not solely Net Sales in excess of US$***)); provided that such amount owing pursuant to this clause (ii)(A) shall be reduced by the aggregate amount owing and/or paid pursuant to the foregoing clause (i) of this Section 2.6(a) in respect of the same Royalty Year;

(B) ***% of Net Sales of Products in such Royalty Year in excess of US$*** and up to and including aggregate Net Sales of US$***;

(C) ***% of Net Sales of Products in such Royalty Year in excess of US$*** and up to and including aggregate Net Sales of US$***; and

(D) ***% of Net Sales of Products in such Royalty Year in excess of US$***.

Subject to any adjustments arising pursuant to Section 2.8(c), the amount of Buyer’s Net Sales of the Product shall be determined on the basis of Buyer’s Net Sales Reports furnished pursuant to Section 2.8(a) hereof. Buyer shall make a royalty payment to Seller, not later than

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sixty (60) days after the end of each calendar quarter (each such payment, a “Quarterly Payment”).

(b) Notwithstanding the foregoing, commencing on and continuing from and after the date of a Generic Launch, the royalty rates contemplated by Section 2.6(a) shall be reduced by ***%. Buyer shall be entitled to reduce any future amount or amounts owing to Seller pursuant to this Section 2.6 by (i) the aggregate amount of all royalties and similar consideration that Buyer is obligated to pay to *** after *** anniversary of the Closing Date pursuant to ***, as in effect on the Closing Date and (ii) the aggregate amount of all royalties and similar consideration that Buyer is obligated to pay any other third party at any time, in each case, in relation to the Product by virtue of any arrangement agreed to by Seller or any of its Affiliates prior to Closing until such amounts have been fully set off; provided, however, that from and after the date the royalty rate contemplated by Section 2.6(a) is reduced in accordance with the first sentence of this Section 2.6(b), then the amount of royalties due under Section 2.6(a) shall be reduced by only *** of the aggregate amount of all royalties and similar consideration that Buyer is obligated to pay to *** pursuant to ***, as in effect on the Closing Date.

(c) The Parties acknowledge that Buyer and its Affiliates are expected to incur significant out-of-pocket costs and third party expenses (collectively, “Supply Transition Costs”) attributable to or arising out of Buyer and/or its Affiliates engaging new third parties in connection with the supply of finished Product and/or the active ingredient used therein to replace Hospira and/or Mallinckrodt, respectively, including any such costs associated with testing and regulatory acceptance in relation thereto (the “Supply Transition”). In relation to such Supply Transition Costs, the Parties agree as follows:

(i) As soon as practicable after the date that is the second (2nd) anniversary of the Closing Date, Buyer shall furnish to Seller a written report setting forth a reasonably detailed summary of its and its Affiliates’ Supply Transition Costs incurred prior to such date, together with documentation for such Supply Transition Costs, and Buyer’s good faith estimate of the total Supply Transition Costs that will be incurred by Buyer and its Affiliates through completion of the Supply Transition (the “Total Supply Transition Costs”). Seller shall be entitled to review Buyer’s estimate of the Total Supply Transition Costs for a period of thirty (30) days after Buyer’s delivery of such report. If Seller agrees with Buyer’s estimate of the Total Supply Transition Costs or fails to notify Buyer in writing of any disagreement therewith prior to the expiration of such thirty (30) day period, then Buyer’s estimate of the Total Supply Transition Costs shall be final and binding on the Parties for purposes of this Section 2.6(c). If, prior to the expiration of such thirty (30) day period, Seller notifies Buyer in writing that it disagrees with Buyer’s estimate of the Total Supply Transition Costs and provides Buyer with Seller’s good faith written estimate of the Total Supply Transition Costs, then the Parties shall discuss in good faith and endeavor to reconcile their respective estimates of the Total Supply Transition Costs for a period of not less than fifteen (15) Business Days. If the Parties are unable to agree upon the Total Supply Transition Costs during such fifteen (15) Business Day period or during such longer period as they may mutually agree to, then the

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Parties shall engage an independent expert in the pharmaceutical industry having expertise with the transitioning of product supply who is mutually acceptable to both Parties (the “Independent Arbiter”). The Parties shall instruct such Independent Arbiter to review the facts relating to the Supply Transition, the Supply Transition Costs theretofore incurred by Buyer and its Affiliates and the Parties’ respective estimates of the Total Supply Transition Costs and instruct the Independent Arbiter to determine the Total Supply Transition Costs, which shall in any event not be lower than Seller’s estimate thereof or higher than Buyer’s estimate thereof. The Total Supply Transition Costs agreed to by Buyer and Seller or determined by the Independent Arbiter, as applicable, shall be final and binding on the Parties for purposes of this Section 2.6(c). The fees and expenses of the Independent Arbiter shall be shared equally by the Parties.

(ii) ***

2.7 Right to Offset. Without limiting Buyer’s rights set forth elsewhere in this Agreement, Buyer shall have the right to set off against any amount or amounts owing to Seller hereunder, including pursuant to Section 2.4 or 2.6, the amount of any Losses for which Seller has acknowledged liability or is obligated, as determined in a final judgment of a court of competent jurisdiction, to indemnify Buyer pursuant to Section 9.2 hereof. Without limiting Seller’s rights set forth elsewhere in this Agreement, Seller shall have the right to set off against any amount or amounts owing to Buyer under Article 9, any amounts which Buyer is obligated to pay to Seller pursuant to this Section 2 and which Buyer has failed to pay in accordance with the terms of this Section 2.

2.8 Reports and Audit.

(a) Buyer shall report its Net Sales in respect of the Product (i) not later than April 30, 2011, in respect of Net Sales during the first calendar year ending after the Closing Date, (ii) not later than April 30, 2012, in respect of Net Sales during the second calendar year ending after the Closing Date and (iii) within sixty (60) days following the end of each calendar quarter ending after the date that is twenty-four (24) months following the Closing Date. Such reports (each, a “Net Sales Report”), shall be in writing certified by an authorized officer of Buyer and shall specify the Net Sales of the Product during the relevant year or quarter and include a reasonably detailed calculation of such Net Sales and the royalties and/or Contingent Payment(s), if any, owing for the relevant period (including the exchange rates used in such calculations).

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(b) Buyer shall also provide a Net Sales Report for each twelve (12) month period referred to in Section 2.4(c) within sixty (60) days following the end of each twelve (12) month period referred to in Section 2.4(c). Such Net Sales Report shall be in writing certified by an authorized officer of Buyer and shall specify the Net Sales of the Product during the relevant year or quarter and include a reasonably detailed calculation of such Net Sales for the relevant period (including the exchange rates used in such calculations).

(c) Buyer shall keep full, true and accurate books of account and supporting data containing all particulars that may be necessary for the purpose of calculating Net Sales of the Product forming the basis for royalties and Contingent Payments payable to Seller under this Agreement. Such books and the supporting data shall be open, on ten (10) Business Days’ prior written notice during normal business hours and in a manner so as not to unreasonably interfere with Buyer’s normal business operations, to the inspection by a firm of certified public accountants selected by Seller and reasonably acceptable to Buyer who shall have executed appropriate confidentiality agreements, for the limited purpose of verifying Buyer’s Net Sales Reports; provided, however, that such examinations shall not take place more often than once during any twelve (12) month period and shall not cover more than the preceding three (3) years. Except as otherwise provided in this Section 2.8(c), the cost of any such examination shall be paid by Seller. In the event that any such inspection reveals a deficiency in excess of five percent (5%) of the reported royalty for the period covered by the inspection or would result in Buyer owing a Contingent Payment or a payment due under Section 2.4(a)(iii), Buyer shall promptly pay Seller the deficiency, plus interest at a rate equal to the Applicable Rate as of the date on which such deficient amount was first due from the date first due until the date paid, and shall reimburse Seller for the fees and expenses paid to such accountants in connection with such inspection. In the event that any such inspection reveals a deficiency that is less than or equal to five percent (5%) of the reported royalty for the period covered by the inspection, Buyer shall promptly pay Seller the deficiency, plus interest at the Applicable Rate as of the date on which such deficient amount was first due from the date first due until the date paid. In the event that any such inspection reveals an overpayment of the required royalty, Seller shall promptly refund such overpayment to Buyer.

2.9 Payments. All payments to be made by Buyer to Seller pursuant to this Article 2 shall be made in U.S. Dollars in immediately available funds by wire transfer in accordance with wire instructions specified by Seller in writing. Seller shall specify such wire instructions in a written notice to Buyer given not less than three (3) Business Days prior to the applicable payment date.

2.10 Transfers. Buyer shall not sell, assign or otherwise transfer any material Acquired Intellectual Property Rights or any of the Product Registrations included among the Acquired Assets to any third party (each such third party, a “Transferee”), unless (a) all amounts invoiced by such Transferee and its Affiliates, licensees and sublicensees are included in the definition of Net Sales hereunder or (b) prior thereto, such Transferee agrees in writing with the Seller to be subject to the provisions of Sections 2.4(a), 2.4(b), 2.6 and 2.8 with respect to sales of Product attributable to such Transferee and its Affiliates, licensees and sublicensees. For purposes of this Section 2.10, (i) the definition of Net Sales herein shall be deemed to refer solely to sales of Product by Transferee and its Affiliates, licensees and sublicensees and (ii) all Net Sales by Seller and its Affiliates, licensees and sublicensees and all deemed Net Sales by all Transferees and their Affiliates, licensees and sublicensees shall be aggregated for purposes of determining whether or not any threshold contemplated under Sections 2.4(c), 2.6 and 2.8 of this Agreement have been reached.

ARTICLE 3

CLOSING; DELIVERIES

3.1 The Closing. The closing of the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Mayer Brown LLP, 1675 Broadway, New York, NY 10019 on the date that is five (5) Business Days after the date on which the conditions specified in Article 7 hereof have been satisfied, or at such other time or in such other location as the Parties may mutually agree, including via facsimile and/or email. The effective time of the Closing shall be 5:00 pm, Eastern Daylight Time. At the Closing, the Parties will exchange the funds, certificates and other documents as specified in this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) the Closing Date Payment;

(b) a counterpart to a Transition Services Agreement substantially in the form of Exhibit A hereto (the “Transition Agreement”), duly executed on behalf of Buyer;

(c) a counterpart to the Testing Services Agreement, duly executed on behalf of Buyer;

(d) a counterpart to the Bill of Sale, duly executed on behalf of Buyer;

(e) a certificate, dated the Closing Date, of an executive officer of Buyer, certifying as to the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b);

(f) an incumbency certificate in customary form relating to each person executing (as corporate officer or otherwise on behalf of another person) any Transaction Document executed by Buyer and delivered to Seller pursuant to the terms hereof; and

(g) a certificate in customary form reasonably acceptable to the Parties, documenting the transfer of the Inventory and the Marketing Materials as a sale made for the purpose of resale.

(h) the Buyer FDA Letter notifying the FDA of the transfer of the Product Registrations contemplated thereby to Buyer.

3.3 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a) a counterpart of the Transition Agreement, duly executed on behalf of EPIL;

(b) a counterpart of the Testing Services Agreement, duly executed on behalf of EPIL;

(c) written evidence reasonably satisfactory to Buyer that the requisite consents have been obtained;

(d) a counterpart to the Bill of Sale, duly executed on behalf of Seller;

(e) the Seller FDA Letter, notifying the FDA of the transfer of the Product Registrations contemplated thereby to Buyer;

(f) a certificate, dated the Closing Date, of an executive officer of Seller, certifying as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b);

(g) assignments of the Acquired Intellectual Property, in customary form reasonably acceptable to the Parties and duly executed on behalf of Seller or its applicable Affiliate; and

(h) an incumbency certificate in customary form relating to each person executing (as corporate officer or otherwise on behalf of another person) any Transaction Document executed by Seller or any of its Affiliates.

3.4 Buyer Designees. At any time prior to the Closing Date, Buyer may designate one or more of its Affiliates not party to this Agreement to participate in the purchase of any portion or all of the Acquired Assets; provided, that any such designation would not delay the Closing and does not require the procurement of any additional consents and provided, further, that no such designation shall relieve Buyer of its obligations under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

4.1 Corporate Organization; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate the properties and assets it purports to own, lease or operate.

4.2 Due Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions provided for herein and therein. The execution and delivery by

Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar Laws now or hereafter in effect relating to creditors’ rights generally.

4.3 No Violations; Consents and Approvals. Neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any applicable Law, (b) breach or violate any provision of Seller’s or its Affiliates’ constituent documents, (c) except as set forth on Schedule 4.3 hereto, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, (d) result in the creation of any Encumbrance upon the Acquired Assets, or (e) require any consent, waiver, approval, authorization of, Permit from, filing with, or notification to any Governmental Authority or any other Person on the part of Seller or its Affiliates, except as set forth on Schedule 4.3 hereto.

4.4 Material Contracts.

(a) Schedule 4.4(a) sets forth an accurate, correct and complete list of each Contract (collectively, the “Material Contracts”) in respect of or relating to the Business, the Acquired Assets or the Assumed Liabilities, or Seller’s or its Affiliates’ operations in connection therewith which:

(i) relates to the research, development, conduct of clinical trials, supply, manufacture, testing, marketing, distribution or co-promotion of, or collaboration with respect to the Product, any active ingredient or other raw material used therein or any device through which the Product is administered;

(ii) has been entered into with any of the Business Employees;

(iii) restricts or purports to restrict Seller from competing in any manner, or soliciting employees or consultants;

(iv) is a joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(v) is a license, royalty or other Contract relating to any continuing obligations, rights or interests of Seller or any other party thereto;

(vi) vests in any third party any rights in any of the Acquired Assets;

(vii) is with a Governmental Authority; or

(viii) includes a commitment to enter into any of the foregoing described in clauses (i) through (vii).

(b) Correct and complete copies of each written Material Contract or summaries of each oral Material Contract, together with any amendments thereto and any material correspondence to or from Seller or its applicable Affiliate relating thereto, have been made available or delivered by Seller to Buyer.

(c) With respect to each of the Material Contracts, except as set forth in Schedule 4.4(c): (i) such Contract is legal, valid, binding and enforceable against Seller or its applicable Affiliate and to Seller’s Knowledge, the other parties thereto, and is in full force and effect; (ii) Seller is not in material breach or default thereunder, and, to Seller’s Knowledge, no other party to any such Contract is in material breach or default thereunder and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time would reasonably be expected to constitute such a material breach or default, or permit termination, modification, or acceleration, under such Contract; (iii) neither Seller nor its applicable Affiliate, nor, to Seller’s Knowledge, any other party to such Contract has repudiated any material provision thereof and no such other party has given Seller any notice of its intention to terminate or not renew any such Contract or that it wishes to discontinue any of its material obligations thereunder; (iv) Seller or its applicable Affiliate has performed, in all material respects, all requirements to be performed by it under such Contract; and (v) none of Seller nor any of its Affiliates has received any notice that it has violated, defaulted under or breached such Contract. With respect to each Assigned Contract, assuming all requisite consents to assignment are obtained prior to the Closing, Buyer will have the same rights under such Assigned Contract from and after the Closing as Seller or its applicable Affiliate has on the date hereof, and the consummation of the transactions contemplated by this Agreement will not impair any such rights in any material respect or otherwise prevent such Assigned Contract from continuing in full force and effect without penalty or other material and adverse consequence following the Closing.

4.5 Compliance with Law. Seller and its Affiliates have complied in all material respects with all Laws applicable to the Business, the Acquired Assets, the Assumed Liabilities, and Seller’s and its Affiliates’ operations in connection therewith, including the Social Security Act, the rules and regulations and policies of the U.S. Department of Health and Human Services, and all public health and safety provisions of state Law. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller or any of its Affiliates by any federal, state, local or foreign Governmental Authority in relation to the Product or the Business and, to Seller’s Knowledge, none of the foregoing has been threatened.

4.6 Litigation. As of the date of this Agreement, there is no material action, suit or proceeding pending before any court or Governmental Authority or arbitral body or, to Seller’s Knowledge, threatened, (a) against Seller or any of its Affiliates, and (b) which either (i) relates in any way to the Business, the Acquired Assets, the Assumed Liabilities, Seller’s or its Affiliates’ operations in connection therewith, or the transactions contemplated hereby or the events leading to the approval or execution of this Agreement, or (ii) could impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement.

4.7 Financial Information. Set forth on Schedule 4.7 are unaudited statements of gross revenues, gross to net deductions, net revenues, costs of sales, gross margin, operating expenses, operating income, assets and liabilities for the fiscal years ended December 31, 2009 and 2008, with respect to the Acquired Assets and the Assumed Liabilities (the “Financial Information”). The Financial Information was prepared in accordance with the books and accounts and other financial records of Seller and presents fairly in all material respects the gross revenues, gross to net deductions, net revenues, costs of sales, gross margin, operating expenses, operating income, assets and liabilities attributable to the Acquired Assets and the Assumed Liabilities based on management’s reasonable assumptions as of and for the periods indicated and such information has been prepared in accordance with GAAP, applied on a basis consistent with the past practices of Seller. There are no debts, liabilities or obligations with respect to the Acquired Assets or the Assumed Liabilities or to which any of the Acquired Assets are subject, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, except for debts, liabilities or obligations set forth on the Financial Information or liabilities incurred in the ordinary course of business which have not, individually or in the aggregate resulted in Material Adverse Effect.

4.8 Absence of Certain Developments. Since December 31, 2009, except as set forth in Schedule 4.8, (i) Seller and its Affiliates have operated the Business in all material respects in the Ordinary Course of Business; (ii) there has not been any change made by Seller or its Affiliates in their accounting practices relating to the Business; (iii) there has not been any Encumbrance imposed or agreed to be imposed on or with respect to any of the Acquired Assets, other than Permitted Encumbrances; (iv) except for this Agreement, there has not been any agreement to sell, lease or dispose of any of the Acquired Assets, other than sales of Inventory in the Ordinary Course of Business; (v) there has not been any material modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any term, condition or provision of any Assigned Contract; (vi) there has not been any disposition or license of any Acquired Intellectual Property; (vii) there has not been any damage, destruction or loss of any Acquired Asset, other than the sale of Inventory and ordinary wear and tear occurring in the Ordinary Course of Business; (viii) there has not been any notice or settlement of, or to Seller’s Knowledge, any threat from any Person of commencement of or any service regarding the commencement of, any lawsuit or proceeding against Seller or any of its officers or directors with regards to or affecting the Acquired Assets or Assumed Liabilities; and (ix) no event has occurred which has not resulted in a Material Adverse Effect.

4.9 Taxes.

(a) Seller and its Affiliates have timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all federal and other material Tax Returns with respect to the Acquired Assets or the Business required by applicable Law to be filed by Seller or its Affiliates prior to or as of the Closing Date. All Taxes shown as due on such returns and other filings have been or will have been paid. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed in writing against Seller or any of its Affiliates in relation to the Acquired Assets or the Business. There are no Encumbrances for Taxes upon the Acquired Assets, except for Encumbrances for current Taxes not yet due.

(b) Seller is not a foreign person within the meaning of section 1445(f)(3) of the Code.

4.10 Rights in Acquired Assets; Sufficiency. Seller and its applicable Affiliates have good title to all of the assets included in the Acquired Assets free and clear of all Encumbrances, other than Permitted Encumbrances. At the Closing, Seller will, or will cause its applicable Affiliate to, convey to Buyer good and marketable title to and/or an enforceable right to use all of the Acquired Assets (each of which is transferable or assignable to Buyer, subject to the receipt of any consents required in connection therewith), subject to Permitted Encumbrances. Except for the services to be provided under the Transition Agreement and the Testing Services Agreement and the assets contemplated by clause (x) of the definition of Excluded Assets, the Acquired Assets constitute all of the assets, contracts, rights and services used to conduct the Business in the ordinary course thereof and are sufficient for the conduct thereof following the Closing by Buyer in substantially the same manner in which the Business is currently conducted. Seller has or will have all necessary title and other rights as among Seller and its Affiliates in order to perform the transactions contemplated by the Transition Agreement and the Testing Services Agreement or will cause its applicable Affiliates to perform as necessary thereunder.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a complete and accurate list of all Registered IP included among the Acquired Intellectual Property.

(b) Except as expressly stated in Schedule 4.11(a), all of the Acquired Intellectual Property is exclusively owned by Seller or its Affiliates free and clear of all options, rights, licenses, restrictions, interests of any kind, and Encumbrances. Other than as expressly stated in Schedule 4.11(a), Seller and its applicable Affiliates have secured from all consultants, employees, and other Persons who contributed to the creation invention or development of any Acquired Intellectual Property written assignments valid in the United States of their rights to their contributions and to the corresponding Acquired Intellectual Property. Seller has duly recorded all assignments of the Acquired Intellectual Property in the United States.

(c) To Seller’s Knowledge, there are no claims pending or threatened with regard to the ownership by Seller or its Affiliates, or with regard to the licensing to or by Seller or its Affiliates, of any of the Acquired Intellectual Property. Seller or its applicable Affiliate has the legal power to convey to a successor all of the ownership and license interests in the Acquired Intellectual Property set forth on Schedule 4.11(a) (other than the ownership and license rights expressly identified in Schedule 4.11(a) as being held by another Person) and is not, and will not be, in breach of any license, sublicense, or other agreement relating to any of the Acquired Intellectual Property as a result of Seller’s execution and delivery of this Agreement or the other Transaction Documents or the performance of Seller’s obligations hereunder or thereunder.

(d) To Seller’s Knowledge, none of the Acquired Intellectual Property has been infringed, is being infringed, has been misappropriated, or has been the subject of any unauthorized use or disclosure. To Seller’s Knowledge, there is no threatened or imminent infringement, misappropriation, or unauthorized use or disclosure of any of the Acquired Intellectual Property.

(e) To Seller’s Knowledge, there are no claims pending or threatened that any of the Acquired Intellectual Property or the practice thereof (including the development, manufacturing, use, importation, marketing, offering for sale, or sale of the Product in the United States) has infringed, is infringing, or will infringe any Intellectual Property Rights of any other Person. To Seller’s Knowledge, there is no contractual, legal, or other restriction on the use of any of the Acquired Intellectual Property (including the development, manufacturing, use, importation, marketing, offering for sale, or sale of the Product in the United States). The Product has not been offered for sale or sold in any country in the Territory other than the United States.

(f) Except as expressly stated in Schedule 4.11(a), the patent applications within the Acquired Intellectual Property are pending and have not been abandoned, and have been and continue to be timely prosecuted. Except as expressly stated in Schedule 4.11(a), all U.S. Registered IP within the Acquired Intellectual Property has been (or, with respect to licenses, to Seller’s Knowledge, has been) duly registered and/or filed with or issued by the United States Patent and Trademark Office (the “PTO”) or the United States Copyright Office, as applicable, and all necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge, have been) timely paid in the United States to continue all such rights in effect for the Acquired Intellectual Property. All of the jurisdictions within the Territory in which the Registered IP has been registered or in which registration is pending are set forth on Schedule 4.11(a). Except as expressly stated in Schedule 4.11(a), none of the patents within the Acquired Intellectual Property has (and no patents within the Acquired Intellectual Property that are licensed to Seller or its Affiliates have, to Seller’s Knowledge) expired, lapsed, been declared invalid (in whole or in part), or declared unenforceable by the PTO or any court of competent jurisdiction in the United States.

(g) There are no ongoing interferences, oppositions, protests, reissues, reexaminations or other proceedings involving any of the patents or patent applications within the Acquired Intellectual Property (or to Seller’s Knowledge, with respect to patents or patent applications licensed to Seller or its Affiliates), including ex parte, inter partes and post-grant proceedings, in the PTO. To Seller’s Knowledge, there have been no public uses, disclosures to third parties not subject to confidentiality agreement, publications, sales, or offers to sell of any inventions that are the subject of pending or issued patent claims within the Acquired Intellectual Property occurring prior to the date of application for patent. There are no patents, publications, or other references or information (including inventions or activities by another Person) that, to Seller’s Knowledge, adversely affects the validity or enforceability of any pending or issued patent claims within the Acquired Intellectual Property. Neither Seller nor any of its Affiliates has been informed by any Person, and to Seller’s Knowledge no other Person has alleged, that any patent, publication, or other reference or information (including any invention or activity by another Person) adversely affects the validity or enforceability of any pending or issued patent claims within the Acquired Intellectual Property.

(h) To Seller’s Knowledge, each of the patents and patent applications within the Acquired Intellectual Property that are owned (in whole or in part) by Seller or its Affiliates properly identifies each and every inventor of the inventions claimed therein and do not identify any person as an inventor who is not correctly identified as an inventor, as inventorship is determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. To Seller’s Knowledge, no inventor named on any patent and patent application within the Acquired Intellectual Property has any contractual or other obligation that would preclude or otherwise interfere with any assignment to Seller or its Affiliates (or, as to patents and applications within the Acquired Intellectual Property that are licensed to Seller or its Affiliates, to the appropriate owner) or otherwise conflict with the obligations of such inventor to Seller or appropriate owners under such agreement with Seller, its Affiliate, or such appropriate owners, as the case may be.

(i) To Seller’s Knowledge, all material prior art and information known to Seller was disclosed to the PTO during the prosecution of the patents within the Acquired Intellectual Property in compliance with the duty of disclosure under United States patent law. Further, neither Seller nor any of its affiliates nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has made any untrue statement of a material fact or fraudulent statement or omission to the PTO regarding the subject of pending or issued patent claims within the Acquired Intellectual Property. All statements made were true, accurate and complete in all material respects as of the date made, and to the extent required to be updated, as so updated, remain true, accurate and complete in all material respects.

(j) Schedule 4.11(j) sets forth a complete and accurate list of all Contracts with respect to any options, rights, licenses, restrictions, interests of any kind, or Encumbrances relating to the Acquired Intellectual Property (other than software licenses for generally available software), including any of the Acquired Intellectual Property that is licensed to, licensed from, or partially- or jointly-owned by, a Person other than Seller. There are no such options, rights, licenses, restrictions, or interests of any kind relating to the Acquired Intellectual Property other than as set forth in the agreements listed in Schedule 4.11(j). As to any Acquired Intellectual Property regarding which Seller is a joint- or co-owner with another Person, other than the contracts expressly identified in Schedule 4.11(j), Seller or its Affiliates has entered into no agreements altering, restricting, or otherwise affecting Seller’s joint- or co-ownership rights of any jointly- or co-owned Acquired Intellectual Property.

(k) Seller and its Affiliates have used commercially reasonable efforts to maintain its trade secrets and other confidential technical information comprising or pertaining to the Acquired Intellectual Property in confidence, including entering into licenses and contracts that require licensees, contractors and other third Persons with access to such trade secrets to keep such trade secrets and other confidential technical information confidential. Seller and its Affiliates have used commercially reasonable efforts to avoid any misuse or misappropriation of trade secrets and other confidential technical information of third parties.

4.12 Permits. Schedule 4.12 sets forth a complete and accurate list of all Permits pertaining solely or primarily to the Acquired Assets that Seller and its Affiliates have obtained. Such Permits are in full force and effect. To Seller’s Knowledge, (a) no material violations are or have been recorded in respect of any such Permit by the entity that issued such Permit, and

(b) no proceeding is pending or threatened, to suspend, revoke or limit any such Permit. Except as set forth in Section 6.3 and Schedule 4.3, no consent of any Governmental Authority or other Person is required to transfer any material Permit included among the Acquired Assets to Buyer.

4.13 Inventory.

(a) Schedule 4.13 sets forth the amount, kind (by SKU) and dating of the Inventory on hand as at February 24, 2010. The Inventory (i) was acquired or produced in the ordinary course, (ii) has not been pledged as collateral or otherwise subjected to any Encumbrance, (iii) is not held on consignment, (iv) has been produced, labeled and stored in accordance with cGMP and all applicable Laws and specifications and in the ordinary course, (v) is in good, saleable and useable condition, (vi) except as set forth on Schedule 4.13, as of the date of this Agreement, the Inventory set forth thereon has a minimum remaining shelf life of ten (10) months. All Inventory has been tested in accordance with established protocol sufficient to release the Product for sale in the United States in accordance with applicable Law.

(b) Based on average weekly sales rates (demand) in the last fiscal quarter of 2009, the amount of inventory of Product held by distributor(s) to which Seller directly supplies the Product for resale in the United States does not exceed 2 weeks’ aggregate demand. In addition, to Seller’s Knowledge, during the six (6) months prior to the date of this Agreement, no distributor, wholesaler or compounding pharmacy has materially altered its sales and distribution practices in relation to the Product outside the Ordinary Course of Business.

(c) The finished Product comprising Inventory is located in McPherson, Kansas and Memphis, Tennessee; the active ingredient comprising the Inventory is located in King of Prussia, Pennsylvania and McPherson, Kansas.

4.14 Regulatory Matters.

(a) Schedule A sets forth a complete list of the Product Registrations. The Product has been marketed, distributed, labeled, developed and tested in accordance with the specifications and standards contained in the applicable Product Registrations and has otherwise been manufactured, distributed, labeled, developed and tested in accordance with all applicable Laws. Except as set forth on Schedule 4.3, the Product Registrations that have been granted are in full force and effect and no consent of any Governmental Authority is required in connection with the transfer of any Product Registrations pursuant to the transactions contemplated hereby. To Seller’s Knowledge, with respect to the Product, the applicant of each Product Registration relating to the Product acted in compliance with 21 U.S.C. § 355 and 21 C.F.R. Parts 312 or 314 et seq., respectively, and all terms and conditions of such applications. None of Seller or its Affiliates has received written notice from any Governmental Authority that there are any circumstances currently existing that would reasonably be expected to lead to any withdrawal of, loss of or refusal to renew any material Permit or Product Registration on terms less advantageous to Seller or any of its Affiliates than the terms of those Permits currently in force.

(b) Seller has not received any written notice or other written communication, and to Seller’s Knowledge has not received any other notice or communication, from the FDA or any other U.S. Governmental Authority (i) contesting the approval of, the uses of or the labeling or promotion of the Product or (ii) otherwise alleging any violation by Seller of any applicable Law in connection with the Product, or (iii) asserting that any of the U.S. Product Registrations are not currently in good standing with the FDA or any equivalent foreign Governmental Authority in the country or countries of its jurisdiction.

(c) With respect to current suppliers, Seller has delivered to Buyer copies of all (i) reports of the FDA Form 483 inspection observations, (ii) establishment inspection reports, (iii) warning letters, and (iv) other documents that assert ongoing lack of compliance in any material respect with any applicable Laws (including those of the FDA), received by Seller or its Affiliates from the FDA or any equivalent foreign Governmental Authority relating to the Product and/or arising out of the conduct of the Business.

(d) All serious adverse event reports related to the Product have been submitted to the FDA and, to Seller’s Knowledge, no circumstances exist for which any other serious adverse event reports would reasonably be expected to be submitted. There have been no recalls, field notifications or seizures ordered or threatened or any adverse regulatory actions taken or threatened by the FDA or any other U.S. Governmental Authority with respect to the Product, including any facilities where Product is produced, processed, packaged, or stored. Seller has not, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of Product or provided any post-sale warnings regarding the Product.

(e) Neither Seller nor any of its Affiliates nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has made any untrue statement of a material fact or fraudulent statement or omission to the FDA or other U.S. Governmental Authority regarding the Product. Seller or its Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each Product Registration relating to the Product. All filings with and submissions to the FDA made by Seller regarding the Product were true, accurate and complete in all material respects as of the date made, and to the extent required to be updated, as so updated, remain true, accurate and complete in all material respects.

(f) None of the employees of Seller or its Affiliates or, to Seller’s Knowledge, any manufacturer of the Product, have been disqualified or debarred by the FDA for any purpose, or have been charged with or convicted under the U.S. federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the FDA Act or any other relevant Law.

(g) To Seller’s Knowledge, all manufacturing and processing operations conducted by their current suppliers relating to the manufacturing of the Product have at all times been conducted in compliance with cGMP.

(h) All clinical trials conducted in respect of the Product were conducted in accordance with applicable Law and good clinical practices in the United Sates and in such other jurisdictions in the Territory in which such trials were conducted.

4.15 Product Liability.

(a) No material claims have been made against Seller or its Affiliates or their insurers alleging any personal injury, death or economic damages, punitive or exemplary damages, contribution or indemnification, or any material defects in the Product, or alleging any material failure of Product or the marketing thereof to meet the requirements of applicable Laws (any such claim, a “Product Liability Claim”) and, to Seller’s Knowledge, no such claim has been threatened. No payment or settlement of any kind has been made in response to or in anticipation of any such claim.

(b) Schedule 4.15 describes the current product liability insurance held by Seller with respect to the Product as of the date hereof.

4.16 Customers. Seller has used reasonable diligent efforts to maintain, and, as of the date of this Agreement, currently maintains, good working relationships with all of the customers, processors and suppliers of the Product or any active ingredient, raw material, packaging, labeling or equipment used in or in respect of the Product. Schedule 4.16 specifies for the year ended December 31, 2009 the names of the customers that were, in the aggregate, the ten (10) largest customer accounts in terms of dollar value of Product sold by the Business during such year. None of such customers has given Seller notice terminating or indicating their intent to terminate or cancel, or threatening to terminate or cancel, any contract or relationship with Seller relating to the Business or to materially reduce their purchases of the Product.

4.17 Labor and Employment Matters.

(a) Schedule 4.17 lists as of the date hereof employees whose employment is primarily or exclusively associated with the Business (the “Business Employees”). Seller has provided Buyer a statement identifying each such Business Employee’s job title, current rate of pay, any and all commissions, bonuses or other compensation arrangements, and leave status.

(b) There are no collective bargaining agreements involving any Business Employees or any pending applications for certification of a collective bargaining unit. There is no labor strike, material dispute, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against or involving the Business.

(c) Except as has not resulted in a Material Adverse Effect, there are no claims, actions, investigations, proceedings or other litigation pending, or to Seller’s Knowledge, threatened against Seller or any Business Employee based on any alleged violation of applicable labor and employment Laws, including but not limited to those relating to collective bargaining, wages and hours, non-discrimination, leaves of absence, workers’ compensation, safety and health , immigration or income tax.

4.18 Employee Benefits Matters.

(a) Schedule 4.18 contains a correct and complete list of each “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and each bonus, incentive, commission, deferred compensation, employment, severance, termination, retention, change of control, equity-based performance or other compensation or benefit plan, agreement or arrangement, written or unwritten (other than stock option plans and plans providing benefits of immaterial value to Business Employees), in each case (i) in which any Business Employee participates, or (ii) with respect to which any Business Employee receives or may receive compensation or benefits (collectively, “Benefit Plans”).

(b) Seller has provided or made available to Buyer a copy of each Benefit Plan or, in the case of any unwritten Benefit Plan, a description of the material provisions of such Benefit Plan.

(c) Except as has not resulted in a Material Adverse Effect, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and with all applicable provisions of ERISA (if applicable), the Code and all other Applicable Laws.

(d) No liability under Title IV or Part 3 of Title I, Subtitle B of ERISA or Section 4971 of the Code has been incurred or is reasonably be expected to be incurred by Seller or any ERISA Affiliate for which Buyer would be liable under applicable Law as a result of the transactions contemplated by this Agreement.

4.19 Environmental Matters. To Seller’s Knowledge and/or except as has not resulted in a Material Adverse Effect:

(a) Neither Seller nor any of its Affiliates is in violation, or alleged to be in violation, of any Environmental Law, including with respect to any location or facility at which the Product is manufactured or stored;

(b) Neither Seller nor any of its Affiliates has received any written notice, complaint, order, directive, demand, request for information, claim or citation from any third party, including, without limitation, any federal, state or local Governmental Authority, indicating or alleging that Seller or any of its Affiliates or any predecessor thereof may have any material liability or obligation under any Environmental Law arising out of or relating to the Business or the Acquired Assets, including with respect to any location or facility at or to which the Product is stored, manufactured or shipped;

(c) There are no liabilities of Seller or any of its Affiliates under any Environmental Law relating to the Business or the Acquired Assets and there is no condition, occurrence, activity or circumstance that would reasonably be expected to result in or be the basis for any such liabilities;

(d) Neither Seller nor any of its Affiliates is conducting or paying, in whole or in part, for any investigation, response, or other corrective action under any Environmental Law at any location or facility arising out of or relating to the Business or the Acquired Assets; and

(e) Neither Seller nor any of its Affiliates has retained or assumed, either contractually or by operation of law, any liabilities or obligations under any Environmental Law at any location or facility arising out of or relating to the Business or the Acquired Assets.

4.20 Commercial Considerations.

(a) No Person has commenced the commercial sale, no abbreviated new drug application has been filed or approved and, to the Seller’s Knowledge, none of the foregoing is pending or threatened, in each case, with respect to any generic competitor of the Product and to Seller’s Knowledge, no Person is currently developing any generic competitor of the Product for sale anywhere in the Territory.

(b) To Seller’s Knowledge, no change in ziconotide’s clinical status as a “Level 1” therapy has been made or proposed by the Polyanalgesic Consensus Conference or any similar standard setting organization.

(c) Medtronic has not given any notice, or expressed any intention, whether formal or informal, to Seller or, to Seller’s Knowledge, any other Person, that the use of ziconotide should be discontinued in connection with Medtronic’s intrathecal pump products for any reason.

(d) To Seller’s Knowledge, there is no pending or proposed discontinuation, for medical, safety, commercial or other reasons of the Medtronic intrathecal pump products or the use of ziconotide in such pumps.

(e) Except as set forth on Schedule 4.20(e), to Seller’s Knowledge, there is no discontinuance of, or any material change in, payor coverage or reimbursement prices, for ziconotide, including by Medicare, the U.S. Veterans’ Administration and commercial payors since March 1, 2009.

4.21 Brokers and Finders. Neither Seller nor any of its Affiliates or their respective officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.22 Disclaimer of Other Representations.

(a) SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR THE BUSINESS OF SELLER OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4.

(b) Without limiting the generality of clause (a) above, except as expressly set forth in this Article 4, neither Seller nor any of its representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Seller and its Subsidiaries made available to Buyer and its representatives, including due diligence materials, or in any presentation of the business of Seller and its Subsidiaries by management of Seller or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Transactions. Except as expressly set forth in this

Article 4, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Transactions. Anything to the contrary herein notwithstanding, the foregoing shall in no way limit Seller’s liability for fraud committed on the part of Seller or its representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following representations and warranties are true and correct as of the date of this Agreement and the Closing Date:

5.1 Corporate Organization; Authority. Buyer is a limited liability company duly organized and validly existing under the laws of Bermuda and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate the properties and assets it purports to own, lease and operate.

5.2 Due Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar Laws now or hereafter in effect relating to creditors’ rights generally.

5.3 No Violations; Consents and Approvals. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions provided for herein or therein, will (a) violate any applicable Law, (b) breach or violate any provision of its constituent documents, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which it is a party or by which it is bound, or (d) require any consent, waiver, approval, authorization of, Permit from, filing with, or notification to any Governmental Authority or any other Person on the part of Buyer, except as contemplated by Section 6.3(b).

5.4 Litigation. As of the date of this Agreement, there is no material action, suit or proceeding pending before any court or Governmental Authority or arbitral body, or, to the knowledge of Buyer, threatened, against Buyer which could impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.5 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.6 Financial Capability. Buyer has, and at the Closing Date will have, sufficient unrestricted internal funds available and on hand to pay the Closing Date Payment and any expenses incurred by Buyer in connection with the Transactions.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Efforts. Subject to the terms and conditions herein provided, each of Seller and Buyer agrees to use commercially reasonable efforts and act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to cause each of the conditions set forth in Article 7 to be satisfied and to cooperate in connection with the foregoing.

6.2 Conduct of Business.

(a) Except as may otherwise be contemplated by this Agreement or required by Law or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), from the date hereof and prior to the Closing, Seller will, and will cause its applicable Affiliates to, operate the Business in all material respects in the Ordinary Course of Business and shall use its commercially reasonable efforts to the end that none of the Acquired Assets shall be impaired at the Closing. Without limiting the generality of the foregoing, Seller shall not, nor shall Seller permit any of its Affiliates to, do any of the following without the prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned) of Buyer, except to the extent expressly contemplated hereby or by any other Transaction Document:

(i) sell, lease, license, pledge, grant, encumber or otherwise dispose of or transfer any of the Acquired Assets, except for Marketing Materials and the sale of Inventory in the Ordinary Course of Business;

(ii) fail to maintain the Acquired Assets according to the standards it has maintained in the Ordinary Course of Business, subject only to ordinary wear and tear (as applicable);

(iii) institute or settle any legal proceeding involving the Product or the Acquired Assets or which would reasonably be expected to affect the Assumed Liabilities;

(iv) waive or release any material right or claim related primarily to the Business or affecting any of the Acquired Assets or the Assumed Liabilities;

(v) increase or change the compensation or benefits for the Business Employees other than in the Ordinary Course of Business;

(vi) amend or terminate any Material Contract included among the Assigned Contracts;

(vii) enter into any licensing or distribution, or other similar Contract in respect of the Acquired Assets or Assumed Liabilities;

(viii) commence or enter into any material marketing, sponsorship, advertising, merchant program or other similar Contract in respect of the Acquired Assets or Assumed Liabilities;

(ix) commence or provide special promotional activities or special discounts in respect of the Acquired Assets or Assumed Liabilities;

(x) make or change any election in respect of accounting or Taxes affecting the Business, Acquired Assets or Assumed Liabilities, change any annual accounting period, adopt or change any accounting method or principle in respect of the Business, Acquired Assets or Assumed Liabilities, file any amended Tax Return containing amendments relating to the Business, Acquired Assets or Assumed Liabilities, enter into any closing agreement affecting the Business, Acquired Assets or Assumed Liabilities, settle any claim for Taxes or assessment relating to the Business, Acquired Assets or Assumed Liabilities, surrender any right to claim refund of Taxes relating to the Business, Acquired Assets or Assumed Liabilities, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessment relating to the Business, Acquired Assets or Assumed Liabilities, or take any other action or omit to take any action that, with respect to each of the foregoing, could reasonably be expected to have the effect of increasing the liability of Buyer for Taxes (or Seller for Taxes to the extent such liability relates to the Business, Acquired Assets or Assumed Liabilities, or the transactions contemplated by this Agreement);

(xi) (A) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of Acquired Intellectual Property, in whole or in part, (B) grant any license with respect to any Acquired Intellectual Property, (C) develop, create or invent any Acquired Intellectual Property jointly with any third party, or (D) disclose, or allow to be disclosed, any confidential Acquired Intellectual Property, unless such Acquired Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof in a form reasonably acceptable to Buyer; or

(xii) agree in writing or otherwise to take any of the actions described in subsections (i) through (ix) above, or any action which is reasonably likely to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing Date.

(b) Notifications. Seller shall notify Buyer in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Authority initiated by it or against it and relating to the Business or the Acquired Assets, or that is, to Seller’s Knowledge, threatened and relating to the Business or the Acquired Assets. Seller shall also give prompt notice to Buyer of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure or inability of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available hereunder to Buyer. Seller shall further give prompt notice to Buyer of any material developments affecting the Business, the Acquired Assets or the Assumed Liabilities.

6.3 Governmental and Other Consents and Approvals.

(a) The Parties shall use commercially reasonable efforts to obtain any requisite approvals and authorizations that may be required for the transactions contemplated by this Agreement under all applicable requirements of antitrust, competition or other similar laws, rules, regulations and judicial doctrines designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Seller shall use commercially reasonable efforts to apply for and obtain as soon as practicable following the date of this Agreement, any and all necessary approvals and licenses required from any U.S. Government Authority, including the United States Department of Commerce, and any non-U.S. Governmental Authority that may be required under export control or other Laws in order to permit Seller to transfer the Acquired Assets to Buyer as contemplated by this Agreement. Buyer shall use commercially reasonable efforts to cooperate with Seller in connection with obtaining such approvals and licenses to the extent reasonably requested by Seller, including by providing any information relating to Buyer or its Affiliates that may be required by any applicable Governmental Authority for purposes thereof.

(c) Buyer and Seller shall file the Buyer FDA Letter and the Seller FDA Letter, respectively, with the FDA on the Closing Date. Notwithstanding anything contrary herein, Seller shall be solely responsible for the payment of any filing or similar fees payable to the FDA with respect to the transfer of the Acquired Assets to Buyer.

(d) In addition to the matters contemplated by Section 6.3(a), Seller shall use its commercially reasonable efforts to obtain, prior to the Closing, all consents necessary or appropriate for the transfer, assignment or assumption of the Acquired Assets, the Assumed Liabilities and the Assigned Contracts and consummation of the transactions contemplated hereby and by the other Transaction Documents.

6.4 Public Announcements. The Parties shall mutually and reasonably agree upon press releases to be issued in respect of the transaction contemplated hereby upon or promptly following the Closing Date. The Parties shall consult with each other prior to issuing any other public announcement or statement with respect to this Agreement or the transactions contemplated hereby and neither Party shall issue any other public announcement or statement without the prior written consent of the other Party hereto not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable Law or the rules or regulations of any securities exchange or pursuant to a form of press release agreed upon by the parties hereto prior to Closing.

6.5 Access to Information; Cooperation. From and after the date hereof and until the date that is eighteen (18) months following the Closing Date, Seller shall permit Buyer and its representatives and agents, to make such investigation of the assets, properties, business and operations of Seller and such examination of the books, records, financial condition and operations of Seller and its Affiliates, in each case, to the extent reasonably related to the Acquired Assets or the Assumed Liabilities, as Buyer may reasonably request; provided that such consultation shall not unreasonably disrupt Seller’s operations. Any such investigation and examination shall be conducted at reasonable times, on reasonable prior notice and under reasonable circumstances and Seller shall cooperate fully therein. In order that Buyer may have full opportunity to make such a business, accounting and legal review, examination or investigation as it or they may wish of the business and affairs of Seller reasonably related to the Acquired Assets or the Assumed Liabilities, Seller shall furnish, at Buyer’s cost and expense, the representatives of Buyer during such period with all such information and copies of such documents reasonably related to the Acquired Assets or the Assumed Liabilities as such representatives may reasonably request; provided that Seller may redact or withhold any portion of such materials that do not relate to the Product in the Territory or the Acquired Assets; provided, further, that Seller shall not be required to make available to Buyer any books, documents, records, files and similar materials (in each case, whether or not in electronic form) prepared in connection with Transaction. Seller shall use commercially reasonable efforts to cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. Notwithstanding the foregoing, but subject to Section 6.9, Seller shall not be obligated to provide any information, documents or materials or take any other action that would violate the provisions of any applicable Laws (including without limitation those relating to export controls).

6.6 Conduct of Business Following Closing.

(a) In relation to Buyer’s conduct of the Business after the Closing Date, Buyer agrees that it will: (a) comply with all Laws applicable to the conduct of the Business; and (b) use Commercially Reasonable Efforts to commercialize the Product in the United States at all times until Buyer’s obligation to pay royalties hereunder is reduced pursuant to the first sentence of Section 2.6(b). In addition, Buyer acknowledges that the Product and certain technology related to the Product are subject to export and re-export controls administered by the

United States Department of Commerce and agrees that the Buyer will comply with all such applicable controls, including export and re-export licensing requirements.

(b) In the event that Buyer or its Affiliates change the price or other terms of sale used in filling purchase orders in respect of the Product and such change has an adverse impact on any credit, chargeback or the best price for the Product granted or required to be given based on transactions entered into by Seller or its Affiliates prior to Closing, Buyer will promptly reimburse Seller for the adverse financial impact caused thereby.

6.7 Employee Matters.

(a) As soon as reasonably practicable, but in any event no later than ten (10) Business Days prior to the Closing Date (to be effective as of the Closing Date), Buyer shall offer employment to each Business Employee who is listed on Schedule 6.7(a) and actively employed by Seller immediately prior to the Closing Date, in each case at an annual base compensation, and an opportunity for cash incentive compensation (excluding, for clarity, equity and other non-cash compensation) not less than that which is in effect for such Business Employee, and with substantially the same responsibilities and duties, in each case immediately prior to the Closing Date. For purposes of this Section 6.7(a), a Business Employee will be treated as “actively employed” if as of the Closing Date such person is actively at work, or on vacation, holiday, jury duty, sick leave (not including short-term or long-term disability) or bereavement leave. The Business Employees to whom offers are made in accordance with the preceding sentence and who begin work with Buyer immediately after the Closing Date are referred to herein as “Buyer Employees”. Seller shall terminate the employment of each Buyer Employee immediately prior to the Closing. Nothing in this Agreement shall create any obligation on the part of Buyer to continue to employ any Buyer Employee for any period following the Closing Date. As of the Closing Date, Buyer shall, with respect to its vacation, 401(k) plan and other employee benefit plans, policies, programs or arrangements that contain a service-credit component and that are maintained by Buyer after the Closing Date (solely to the extent applicable to such Buyer Employee), credit each Buyer Employee, for the purposes of eligibility or vesting but not for purposes of benefit accrual, with the applicable service credited for such Buyer Employee’s duration of employment by Seller or its Affiliates (or any predecessor thereto). Notwithstanding the foregoing, for purposes of determining accrued vacation, each Buyer Employee shall be credited with such amount of services as shall be necessary to entitle such Buyer Employee to a minimum of *** vacation days per calendar year, subject to, in the case of the current calendar year, any vacation days used by such Buyer Employee in the current calendar year prior to the Closing. In addition, on or promptly following the Closing Date, Buyer shall pay to each Buyer Employee a “signing bonus” in an amount specified by Seller in writing, not to exceed ***, in the aggregate. Promptly following Buyer’s notice to Seller that such amounts have been paid to the Buyer Employees, and in no event later than ten (10) Business Days thereafter, Seller shall reimburse Buyer for the full aggregate amount of such payments, together with the amount, as specified by Buyer, of all payroll taxes or similar amounts paid or payable by Buyer in respect of such payments.

(b) Seller shall be responsible for paying to Buyer Employees any accrued but unpaid wages or other compensation (including earned, unused vacation, notice of termination or pay in lieu of notice, severance, and change in control payments) upon their termination of

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employment with Seller and in accordance with Seller’s policies and/or contracts. In no event shall Buyer have any responsibility or Liability for payment of any wages or other compensation (including vacation or sick days) earned by any Buyer Employee or any other Business Employee impacted by this Agreement during his/her employment with Seller. In the event Buyer terminates a Buyer Employee’s employment, for any reason or no reason, prior to the date that is four and one-half months after the Closing Date (the “Coverage Period”), then, solely with respect to the first seven (7) Buyer Employees so terminated (and no other Buyer Employees) (each a “Covered Terminated Buyer Employee”), to the extent that Buyer shall make cash severance payments to a Covered Terminated Buyer Employee then within ten (10) days after receiving notification from Buyer that such a cash severance payment was made, Seller shall pay to Buyer an amount equal to the lesser of (i) the actual amount cash severance payment made to such Covered Terminated Buyer Employee by Buyer and (ii) the amount that such Covered Terminated Buyer Employee would have been entitled to receive on the date of his/her termination by Buyer under the rules of Seller’s severance plan in effect immediately prior to the Closing Date, if such Covered Terminated Buyer Employee had remained continuously employed by Seller through to the date of his/her termination within the Coverage Period by Buyer. After the last day of the Coverage Period, and with respect to any Buyer Employees terminated during the Coverage Period who is not one of the first seven (7) Buyer Employees so terminated, Seller shall have no obligation to make any payments to Buyer.

(c) Seller shall be responsible for providing or discharging any and all notifications, benefits and Liabilities to Business Employees and governmental entities under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or by any other Law relating to plant closings, mass layoffs or employee separations or severance pay that are first required to be provided or discharged up to and including the Closing Date, and Buyer shall be responsible for providing any notice required pursuant to the WARN Act with respect to a plant closing, layoff or employee separation or severance pay relating to Buyer Employees after the Closing Date.

(d) Except as specifically provided otherwise herein, Seller shall retain all liabilities and obligations with respect to the Benefit Plans.

(e) Except as specifically provided otherwise herein, Seller shall cause each Buyer Employee to cease participating in the Benefit Plans with respect to the period beginning immediately after the Closing. Subject to the applicable policies, rules and regulations under any such plan offered by Buyer after the Closing Date, Buyer Employees shall be eligible to enroll in a health plan determined by Buyer, as of the Closing Date, without (i) any waiting periods, (ii) any evidence of insurability, or (iii) application of any pre-existing physical or mental condition restrictions, except to the extent that such waiting periods, evidence of insurability, pre-existing mental or physical condition restrictions would apply under Seller’s medical benefit plan and be permitted by law. Buyer shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Buyer Employee (and his or her eligible dependents) during the calendar year in which the date of hire by the Buyer occurs for purposes of satisfying such year’s deductible and co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Buyer Employee (and his or her eligible dependents) will be eligible to participate after the Closing Date.

(f) Seller shall retain responsibility for all claims for welfare benefits incurred by Business Employees prior to Closing Date. For purposes of this subsection, a claim shall be deemed to have been incurred on the date the medical, dental or vision service giving rise to the claim is performed.

(g) Contingent upon and effective as of the Closing, Seller shall cause the account balances of all Buyer Employees in any 401(k) plans maintained by Seller or its Affiliates (Seller 401(k) Plans) to be fully vested.

(h) Buyer shall permit a Buyer Employee to rollover a distribution from Seller 401(k) Plans into a 401(k) plan maintained by Buyer or its Affiliates, to the extent such rollover is in accordance with applicable law and the terms of the applicable plans.

(i) The provisions of this Section 6.7 pertaining to the employment and employee benefits of Buyer Employees are solely for the benefit of the parties to this Agreement, and no employee or former employee of Seller or Buyer or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement.

6.8 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, subject to Section 6.3(c), each Party agrees to bear its own expenses in connection with the transactions contemplated hereby, including fees and expenses of accountants, attorneys, investment advisors and other professionals incurred in connection therewith.

6.9 Confidentiality.

(a) Until the Closing, the confidentiality agreement between the Parties, dated November 24, 2008, as amended on January 14, 2010 (the “Existing Confidentiality Agreement”) shall remain in full force and effect and the Parties shall comply with the terms thereof. The Existing Confidentiality Agreement shall be null and void and of no further force or effect following the Closing Date.

(b) For a period of seven (7) years following the Closing Date, Seller shall not, and shall ensure that its Affiliates do not, directly or indirectly, disclose to any other Person or make any other unauthorized use of any Confidential Information relating to the Business, the Acquired Assets, the Assumed Liabilities, Buyer or the transactions contemplated by this Agreement or the other Transaction Documents, except to the extent such information is contained in any public statement approved by Buyer, or otherwise made, in accordance with Section 6.4. As used herein, the term “Confidential Information” shall include any and all proprietary or material non-public information relating solely to the Acquired Assets (including the Acquired Intellectual Property), the Assumed Liabilities, Buyer, the Business or the transactions contemplated by this Agreement, whether or not in written form and whether or not expressly designated as confidential, including any such information consisting of trade secrets or confidential know-how. Notwithstanding the foregoing, nothing herein shall restrict Seller or any of its Affiliates from using or disclosing any Confidential Information to the extent (i) such information is or becomes (through no improper action or inaction by Seller or any of its Affiliates) generally available to the public, (ii) such information was rightfully disclosed to Seller or its Affiliates by a third party not under an obligation of confidentiality with respect to such information, (iii) Seller or its Affiliates can demonstrate that such information was independently developed by Seller or its Affiliates without use of any Acquired Intellectual Property or other Confidential Information or (iv) such disclosure is required by Law or the rules and regulations of any securities exchange or any Governmental Authority; provided that, to the extent practicable, Seller shall give Buyer adequate prior written notice thereof as reasonably necessary to allow Buyer to obtain confidential treatment or a protective order therefor.

(c) Seller acknowledges that in view of the nature of the Confidential Information and the objectives of the Parties in entering into this Agreement, the restrictions contained in this Section 6.9 are reasonable and necessary to protect the legitimate business or other interests of the other Party after the Closing, and that any breach or threatened breach of the provisions of this Section 6.9 may cause irreparable injury to Buyer for which an adequate monetary remedy may not exist. Accordingly, in the event of any such breach or threatened breach of this Section 6.9, each of Buyer and Seller shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining the other Party from committing such breach or threatened breach.

6.10 Satisfaction of Third Party Obligations. Seller shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to pay and discharge all Excluded Liabilities that relate to the Business. Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to pay and discharge all Assumed Liabilities.

6.11 Noncompetition. Except with respect to its performance of Seller’s Affiliates’ obligations under the Transition Agreement, during the period from the Closing Date until the date that is the *** anniversary of the Closing Date (the “Restriction Period”), each of Buyer and Seller shall not, and shall ensure that its Affiliates do not, directly or indirectly, including through any acquisition, license, partnership, joint venture or distribution arrangement, market, distribute, offer for sale, or sell anywhere in the Territory, or develop, test, or manufacture for sale in the Territory, any analgesic pharmaceutical product containing a conopeptide as its active ingredient, other than in the case of Buyer, the Product, (a “Competing Product”), or knowingly aid or assist any third party in doing any of the foregoing. Notwithstanding anything herein to the contrary, nothing in this Section 6.11 shall prohibit or restrict the ability of Buyer, Seller or their Affiliates, directly or indirectly, to retain any customers of the Product (including customers of the Product in the Territory) as a consultant on matters other than relating to a Competing Product or beneficially own less than *** percent (***%) of the outstanding securities of any publicly-traded Person. If a Party or any of its controlled Affiliates or any Person that directly or indirectly owns a majority of the voting power of the capital stock of such Party (such Person, a “Parent”) signs a definitive agreement with respect to a merger or acquisition by which it would acquire rights (other than residual financial rights) in a Competitive Product at any time during the Restriction Period, then it (or its applicable controlled Affiliate or Parent) shall have *** months from the closing of such definitive agreement to divest itself of such rights in the Competitive Product and, during such *** month period, the sale, marketing or distribution of such Competitive Product shall not be in violation of this Section 6.11. In the case of divestiture under the preceding sentence, such divestiture can occur by either (x) an outright sale of all rights in the Competitive Product to a third party or (y) a license to one or more third parties of the right to sell, market and distribute

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such Competitive Product so long as such Party and its Subsidiaries and parent entities only retain residual financial rights with respect to such Competitive Product and do not exercise or have the ability to exercise any role or influence in any manner over the conduct of the business of such Competitive Product (other than the protection of reputational, intellectual property or similar rights or interests). For the avoidance of doubt, if a Party enters into a transaction with any Person whereby such Party undergoes a Change in Control, then the foregoing limitations and requirements of this Section 6.11 shall not apply to such acquiring Person or any of its Affiliates other than the applicable Party and its controlled Affiliates and Parents prior to such transaction nor shall such Party and its controlled Affiliates and Parents be prohibited from entering into intercompany transfers or services with such Person or its other Affiliates as do not relate to a Competing Product. It is further understood and agreed that the remedies at law are inadequate in the case of any breach of this covenant and that Buyer or Seller, as the case may be, shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach of such covenant.

6.12 Enforcement of Acquired Intellectual Property Rights.

(a) Seller shall notify Buyer of any alleged or threatened infringement or misappropriation known to Seller by any Person of any Acquired Intellectual Property rights and shall provide Buyer with the available evidence, if any, of such infringement or misappropriation.

(b) At Buyer’s expense Seller shall cooperate with Buyer in any action by Buyer, including if required to bring such an action, to prosecute any alleged or threatened infringement or misappropriation of any Acquired Intellectual Property rights. In any infringement or misappropriation action that Buyer initiates to enforce or defend the Acquired Intellectual Property rights, Seller shall, at Buyer’s expense, cooperate and, to the extent commercially reasonable, shall make available to Buyer and its counsel the inventors named on patents and applications within the Acquired Intellectual Property who are then employees of Seller. To the extent commercially reasonable, Seller shall, at Buyer’s expense, make available to Buyer its current officers, employees, employees, consultants, agents, accountants and counsel when requested, as well as, to the extent permitted by applicable Law, relevant documents, things and communications. If Seller is served with a subpoena in litigation involving the Acquired Intellectual Property rights, Seller shall, at Buyer’s expense, coordinate and cooperate with Buyer.

6.13 Carve-Out Financials.

(a) If requested by Buyer at any time prior to the third anniversary of the Closing, Seller shall use its commercially reasonable efforts to prepare, at the sole cost and expense of Buyer, the financial statements relating to the Products relating to periods ending on or prior to the Closing (the “Carve-Out Financial Statements”) required by (i) the United States Securities and Exchange Commission (“SEC”) in connection with any reports, registration statements and other filings to be made by Buyer or its Affiliates with the SEC pursuant to the Securities Act or the Exchange Act or (ii) any other applicable Governmental Authority regulating securities in a jurisdiction outside the United States to the extent that Buyer becomes subject to reporting requirements under the securities Laws of such jurisdiction (the “Ex-US

Securities Laws”), in either case, in such form that such statements and the notes thereto can be audited.

(b) If requested by Buyer, Seller shall execute and deliver or cause to be executed and delivered to its auditors such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Seller (if the financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by such auditors with respect to the Carve-Out Financial Statements, if (i) to the extent such a representation letter is delivered by Seller’s management, or on its behalf, Seller’s management is indemnified and provided a defense (including with respect to their own negligence) by Buyer with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of Buyer would be indemnified had they performed such action; (ii) Buyer provides a customary representation letter to such auditors, if reasonably requested; and (iii) Buyer’s existing outside auditors provide a customary representation letter to such auditors, if reasonably requested.

(c) If reasonably requested by Buyer, Seller shall use commercially reasonable efforts to engage its auditors to perform an audit of the Carve-Out Financial Statements and use commercially reasonable efforts to cause such auditors to issue unqualified opinions with respect thereto (the Carve-Out Financial Statements and related audit opinions being hereinafter referred to as the “Audited Statements”) and provide its written consent for the use of its audit reports with respect to the Carve-Out Financial Statements in reports, registration statements or other documents filed by Buyer or any of its Affiliates under, as applicable, the Securities Act or the Exchange Act, or the Ex-US Securities Laws as needed. Buyer shall reimburse Seller for all fees charged by the auditors with respect to the preparation and delivery of the Audited Statements and any other fees charged by the auditor to facilitate Buyer’s ongoing compliance with SEC rules and regulations or Ex-US Securities Laws, as applicable. Seller shall use its commercially reasonable efforts to facilitate the completion of such audit and delivery of the Audited Statements to Buyer or any of its Affiliates as soon as reasonably practicable.

6.14 Transfer Taxes. All sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer taxes, due by reason of the transfer of the Acquired Assets and Assumed Liabilities, including but not limited to any interest or penalties in respect thereof (the “Transfer Taxes”) shall be paid by equally by the Seller and the Buyer. Buyer and Seller shall cooperate with each other and use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Acquired Assets and Assumed Liabilities.

6.15 Withholding. All payments made by Buyer to Seller under this Agreement shall be made without deduction for any withholding or other Taxes, except to the extent required by law. In the event that any withholding is imposed by Bermuda (or other jurisdiction, to the extent Buyer assigned this Agreement or the payment obligations thereunder to an assignee located in such other jurisdiction), then Buyer (or such assignee) shall pay such additional amounts as are necessary so that the amount received by Seller equals an amount that would have been received if such withholding had not been imposed, provided that Seller, to the extent legally entitled to do so, takes all reasonable measures to reduce or eliminate such withholdings through making applicable filings, providing appropriate documentation or taking other reasonable steps that would not be materially disadvantageous to Seller.

6.16 Cooperation on Tax Matters.

(a) Each of Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Assets as is reasonably necessary for the filing of any Tax Return, the preparation for any tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment relating to the Acquired Assets. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.

(b) Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Acquired Assets until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide all record retention agreements entered into with any taxing authority. Buyer and Seller agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Buyer and Seller shall allow the requesting party to take possession of such books and records.

(c) Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings for any Tax purposes relating to the Acquired Assets and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

6.17 Adverse Event Reporting. Without limiting Seller’s and its Affiliates obligations under the other Transaction Documents, for a period of three (3) years following the Closing Date, Seller will notify Buyer promptly, and in any event within five (5) days, of any and all adverse events involving the Product that Seller or its Affiliates receives notice of from time to time. Upon or as promptly as practicable following Closing, the Parties will enter into a memorandum of understanding reasonably acceptable to both Parties with respect to the reporting of adverse events and other safety reporting.

6.18 Further Assurances. Each of the Parties shall, at the request of the other Party, execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. To the extent that any such request is made by Buyer in relation to registering the transfer of any Acquired Intellectual Property outside the United States, Buyer shall reimburse the other Party for all documented out-of-pocket expenses reasonably incurred by Seller in undertaking such actions.

6.19 Assigned Contracts. In relation to the Assigned Contracts, Seller agrees as follows: (i) Seller shall continue to maintain any and all financial or other records or information relating to the Product from any period prior to Closing that are not included among the Books and Records transferred to Buyer hereunder to the extent required pursuant to any record retention or inspection obligation contained in any Assigned Contract and shall permit the counterparty to any such Assigned Contract to access such records and information in accordance with the terms of the applicable Assigned Contract, in all cases solely for the period(s) contemplated by the relevant Assigned Contract(s); (ii) with respect to any information relating to the Product that is retained by Seller or its Affiliates that may be within the scope of any obligations of confidentiality or non-use contained in any Assigned Contract, Seller shall continue to maintain as confidential and comply with any such obligations of confidentiality and non-use, in all cases solely for the period(s) contemplated by the relevant Assigned Contract(s); and (iii) in relation to any obligations of Seller under the Assigned Contracts that relate to countries outside the Territory, but that do not arise by virtue of Buyer’s or its Affiliates’ or their licensees’ activities (whether or not in the Territory), or by virtue of Buyer’s or its Affiliates’ or their licensees’ antecedent breach of the applicable Assigned Contract, Seller shall either perform or cause to be performed such obligations upon Buyer’s request and shall indemnify and hold Buyer harmless for any Losses or liability arising from any performance or non-performance of such obligations that Buyer has requested Seller to perform.

6.20 Leased Automobiles. The Parties shall use commercially reasonable efforts to arrange for the vehicles currently leased by Seller or its Affiliates and used by the Buyer Employees to be transferred to Buyer or its designated Affiliate upon or promptly following Closing and for Buyer or its Affiliates to assume all obligations relating to such vehicles for the period (i) from and after the Closing Date, assuming that the Buyer Employees continue to have use of such vehicles from and after the Closing Date or (ii) from and after the date of transfer, if the Buyer Employees do not continue to have use of such vehicles from and after the Closing date. The Parties shall use commercially reasonable efforts to accomplish the foregoing by virtue of an assignment of the leases in respect thereof to Buyer or its Affiliates, Buyer’s or one of its Affiliates entry into new leases in respect thereof, or such other means as may be mutually agreed upon by the Parties.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions to the Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

(a) The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date, except to the extent that such representations and warranties address matters only as of a particular date, in which case, such representations and warranties shall be true and correct as of such date and, in each case, except to the extent that such representations and warranties are qualified by terms such as “material” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date (or such other date, if applicable).

(b) Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Seller shall have received all of the agreements, documents and other items specified in Section 3.2.

(d) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect (each Party agrees to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Authority that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e) Each of the consents, waivers, approvals, authorizations and Permits set forth on Schedule 7.1(e) shall have been obtained.

7.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a) The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date, except to the extent that such representations and warranties address matters only as of a particular date, in which case, such representations and warranties shall be true and correct as of such date and, in each case, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date (or such other date, if applicable).

(b) Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Each of the consents, waivers, approvals, authorizations and Permits set forth on Schedule 7.2(c) shall have been obtained.

(d) No fewer than seventy-five percent (75%) of the Business Employees to whom Buyer has offered employment pursuant to Section 6.7(a) shall have accepted such offers of employment in writing.

(e) Buyer shall have received all of the agreements, documents and other items specified in Section 3.3.

(f) During the period from the date hereof to the Closing Date, no event shall have occurred and be continuing which has resulted in a Material Adverse Effect.

(g) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect (each Party agrees to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Authority that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Buyer and Seller;

(b) by Seller or by Buyer if the Closing shall not have occurred on or prior to September 30, 2010 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Buyer, if there has been a material violation or material breach by Seller of any agreement, covenant, representation or warranty contained in this Agreement, and such violation or breach, individually or in the aggregate with any other such violation or breach, (i) would cause the conditions set forth in Sections 7.2(a), 7.2(b), or 7.2(f) not to be satisfied and (ii) if capable of cure, is not cured by the Outside Date;

(d) by Seller, if there has been a material violation or material breach by Buyer of any agreement, covenant, representation or warranty contained in this Agreement, and such violation or breach, individually or in the aggregate with any other such violation or breach, (i) would cause the conditions set forth in Sections 7.1(a) or 7.1(b) not to be satisfied and (ii) if capable of cure, is not cured by the Outside Date;

8.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the Parties pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party in accordance with Section 10.3 and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. If this Agreement is terminated as provided in Sections 8.1(a) through 8.1(d), this Agreement, other than the obligations of each Party under Sections 6.4, 6.8, 6.9, the last sentence of Section 6.3(c) and Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.11, 10.12 and 10.13 shall forthwith become null and void, without any liability on the part of any party hereto, or any Affiliates of, or any officers, directors or employees of, any party; provided, however, that, nothing contained in this Section

8.2 shall relieve any party from liability for a breach of any covenant or agreement contained in this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Survival. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto. Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 4.1, 4.2, 5.1, and 5.2 of this Agreement shall survive the Closing and continue in full force and effect indefinitely; (b) the representations and warranties of Seller contained in Sections 4.9, 4.10 and 4.21 of this Agreement shall survive the Closing and continue in full force and effect until date that is *** after the expiration of the applicable statute of limitations (including any extensions or waivers thereof); (c) the representations and warranties of Seller contained in Sections 4.3, 4.11 and 4.19 of this Agreement shall survive and continue for ***; and (d) all other representations and warranties contained herein shall survive and continue for *** from the Closing Date; provided, however, that in all cases, representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof. Unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue indefinitely or until all obligations set forth therein shall have been performed and satisfied.

9.2 Indemnification Obligation of Seller.

(a) Seller shall indemnify Buyer and its successors and permitted assigns (each a “Buyer Indemnitee” and, collectively the “Buyer Indemnitees”) in respect of, and save and hold each Buyer Indemnitee harmless against any Losses which any Buyer Indemnitee or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives or their respective successors or assigns suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranty made by Seller set forth in this Agreement (disregarding, for purposes of such determination, any qualification or exception with respect to materiality or Material Adverse Effect contained therein);

(ii) any nonfulfillment or breach of any covenant of Seller set forth in this Agreement or any other Transaction Documents; or

(iii) any Excluded Liabilities.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b) Notwithstanding the foregoing, (i) Seller shall not be required to indemnify Buyer Indemnitees in respect of any Losses any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) above unless and until the aggregate of all such Losses exceeds *** (the “Minimum Threshold”), at which point Seller will be obligated to indemnify Buyer for all such Losses, from and including the first Dollar thereof and (ii) in no event shall Seller be obligated to indemnify Buyer Indemnitees in respect of any Losses any Buyer Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) in excess of the greater of (1) *** and (2) *** percent (***%) of the aggregate of all amounts paid to Seller by Buyer or its Transferees or their Transferees pursuant to Sections 2.4, 2.6 and 2.8 hereof, in the aggregate for all such Losses (the “Indemnification Cap”). Notwithstanding any other provision of this Section 9.2, (A) the Minimum Threshold and the Indemnification Cap shall not apply with respect to any Loss any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (x) any breach of Sections 4.1, 4.2, 4.13, 4.20 or 4.21 or (y) the fraud or the willful misconduct on the part of Seller and (B) Seller shall not be liable for any particular Loss unless the amount thereof exceeds *** (the “De Minimus Amount”) and all Losses in respect of any claim less than the De Minimus Amount shall be excluded from calculations with respect to the Minimum Threshold and the Indemnification Cap. Notwithstanding the foregoing, if a Buyer Indemnitee is determined under Section 9.2(b) to be entitled to indemnification hereunder in an amount (the “Specified Amount”) that is more than the then-applicable Indemnification Cap, then Seller shall pay Buyer from time to time upon Buyer’s request an amount which, together with any payments made by Seller in respect of the Specified Amount prior to such payment, equals the lesser of (x) the then-applicable Indemnification Cap and (y) the Specified Amount.

(c) Except (i) as set forth in Sections 6.9, 6.11, 6.15 and 10.5 and (ii) with respect to claims based on fraud or willful misconduct on the part of Seller, the rights of Buyer Indemnitees under this Article 9 shall be the sole and exclusive remedies of Buyer Indemnitees with respect to claims for which they are entitled to indemnification under this Agreement or otherwise relating to the transactions that are the subject of this Agreement. None of Buyer Indemnitees shall attempt to collect any Losses arising pursuant to Section 9.2(a)(i) directly from Seller.

9.3 Indemnification Obligation of Buyer.

(a) Buyer shall indemnify Seller and its successors and permitted assigns (collectively, the “Seller Indemnitees”) in respect of, and save and hold any Seller Indemnitee harmless against any Losses which such Seller Indemnitee or any of its Affiliates or any of their respective officers, directors, employees, agents or representatives or their respective successors or assigns suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranty made by Buyer set forth in this Agreement (disregarding, for purposes of such determination, any qualification or exception with respect to materiality contained therein);

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(ii) any nonfulfillment or breach of any covenant or agreement of Buyer set forth in this Agreement; or

(iii) any Assumed Liabilities.

(b) Notwithstanding the foregoing, (i) Buyer shall not be required to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 9.3(a)(i) above unless and until the aggregate of all such Losses exceeds the Minimum Threshold, at which point Buyer will be obligated to indemnify Seller for all such Losses, from and including the first Dollar thereof and (ii) in no event shall Buyer be obligated to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.3(a)(i) in excess of the Indemnification Cap. Notwithstanding any other provision of this Section 9.3, (A) the Minimum Threshold and the Indemnification Cap shall not apply with respect to any Loss any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (x) any breach of Sections 5.1, 5.2, or 5.5 or (y) the fraud or the willful misconduct on the part of Buyer and (B) Buyer shall not be liable for any particular Loss unless the amount thereof exceeds the De Minimus Amount and all Losses in respect of any claim less than the De Minimus Amount shall be excluded from calculations with respect to the Minimum Threshold and the Indemnification Cap.

(c) Except (i) as set forth in Section 10.5 and (ii) with respect to claims based on fraud or willful misconduct of Buyer, the rights of Seller Indemnitees under this Article 9 shall be the sole and exclusive remedies of Seller Indemnitees with respect to claims for which they are entitled to indemnification under this Agreement or otherwise relating to the transactions that are the subject of this Agreement.

9.4 Third Party Claims.

(a) Any Person making a claim for indemnification pursuant to Section 9.2 or 9.3 above (each, an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim by a third party (a “Third Party Claim”) against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 9.2 or 9.3 above, as applicable, except to the extent that such failure or delay actually harms the Indemnifying Party. Such notice shall describe in reasonable detail the facts constituting the basis for such claim and the amount of claimed damages.

(b) With respect to the defense of any Third Party Claim against or involving an Indemnified Party for which indemnification is provided in Section 9.2 or 9.3 above and which does not include a claim for any material injunctive or other equitable relief, an Indemnifying Party, at its option and upon written notice to the Indemnified Party, may assume control of the defense of such Third Party Claim with lead counsel reasonably satisfactory to the

Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall have the right to control such defense. Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any Third Party Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.

(c) Notwithstanding Section 9.4(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ, at its own cost and expense, counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the fees and expenses of one such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense) and (ii) the Indemnifying Party will not be entitled to assume control of, or continue to control, as applicable, the defense of such claim (but the Indemnifying Party will be entitled to participate in the defense of such claim), if:

(i) the Indemnified Party reasonably believes after consultation with legal counsel that there exists a conflict of interest which, under applicable principles of legal ethics, prohibits a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim; or

(ii) the Indemnified Party reasonably believes that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim following written notice and a thirty (30) day opportunity to cure.

(d) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) involves no finding or admission of any violation of legal requirements on the part of the Indemnified Party and (iii) involves no injunctive or equitable relief; provided, however, that in the event that an Indemnifying Party proposes to consent to the entry of any judgment or enter into any compromise or settlement without consent of the Indemnified Party pursuant to the foregoing clause (i), the Indemnifying Party shall consult with the Indemnified Party in good faith in advance thereof and consider in good faith such Indemnified Party’s views.

(e) The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 9.4(b), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith, including by providing reasonable access to applicable personnel and books and records and reimbursing the Indemnified Party for its costs and expenses (including attorney’s fees and disbursements) in defending such Third Party Claim.

(f) The Party controlling the defense of any Third Party Claim shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

9.5 Non-Third-Party Claims. In the event that the Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 9.5, specify the nature and amount of the Losses asserted and indicate the date on which such assertion shall be deemed accepted (such date to be established in accordance with the next sentence). If the Indemnifying Party, within twenty (20) Business Days after the receipt of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest the assertion of such claim or the Losses in respect of such claim of the Indemnified Party, such assertion shall be deemed accepted and the amount of Losses in respect thereof shall be deemed to have been agreed upon. In the event, however, that the Indemnifying Party contests the assertion of a claim or the amount of Losses in respect of such claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees.

9.6 Payment. Upon the determination of the liability under this Article 9 or otherwise between the parties or by judicial proceeding, the appropriate party shall pay to the other within twenty (20) Business Days after such determination, the amount of any claim for indemnification made hereunder. All amounts not paid when due under this Article 9 will accrue interest, payable on demand, at a rate equal to Applicable Rate then in effect, from the date due until paid in full.

9.7 Treatment of Indemnification Payments. The amount of indemnity payable under Section 9.2 or Section 9.3 shall be treated by the parties as an adjustment to the Purchase Price.

9.8 Limitations.

(a) Notwithstanding anything herein to the contrary, no claim for indemnification pursuant to this Article 9 may be made unless the applicable Party or Indemnified Party gives notice thereof to the Indemnifying Party prior to the expiration of the applicable representation, warranty or covenant, as provided in Section 9.1; provided that the applicable representation, warranty and covenant shall survive for a period contemporaneous with the resolution of a claim for which a Party has properly asserted a claim. The amount of Losses recoverable by an Indemnified Party under this Article 9 with respect to an indemnity claim shall be reduced by (i) any proceeds actually received by such Person, as compensation for the Losses to which such indemnity claim relates, from a third party (excluding the Indemnifying Party or its Affiliates) and (ii) the amount of any Tax savings actually realized by such Person based on the Losses to which such indemnity claim relates and increased by the amount of any Tax detriment actually realized by such Person based on the Losses to which such indemnity claim relates. In any case where an Indemnified Party recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified such Party pursuant to this Article 9, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered, but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

(b) Each of the Parties agrees that, to the fullest extent permitted by applicable Law, except in cases of fraud, the other Party may seek recourse subject to and in accordance with this Article 9 only against the other Party, and the respective directors, officers, employees, Affiliates, controlling Persons, agents and representatives of the other Party shall not have any personal liability or responsibility whatsoever to the claiming Party or any of its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise). Each Party hereby releases the other Party’s and its Affiliates’ respective directors, officers, employees, Affiliates, controlling Persons, agents and representatives from any such liability or responsibility.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR MULTIPLE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) UNDER THIS AGREEMENT EXCEPT TO THE EXTENT SUCH DAMAGES SHALL BE PAYABLE TO A THIRD PARTY.

ARTICLE 10

GENERAL PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

10.2 No Implied Waivers. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the Party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by confirmed electronic or facsimile transmission, confirmed courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

If to Buyer:

Azur Pharma International Limited

David J Doyle/Sandra Seymour

Clarendon House

2 Church Street, Hamilton HM 11

Bermuda

Facsimile: (441) 292 4720

with a copy to:

Mayer Brown LLP

1675 Broadway

New York, NY 10019

Attention: Reb D. Wheeler

Facsimile No.: 212-262-1910

If to Seller:

Elan Pharmaceuticals, Inc.

800 Gateway Boulevard

South San Francisco, CA 94080

Attention: Senior Vice President Legal

Facsimile No.: 650-553-7165

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Christopher T. Cox, Esq.

Facsimile No.: 212-269-5420

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

10.4 Assignment; Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party (not to be unreasonably withheld); provided that (i) either Party may assign its rights, interests and obligations under this Agreement to any Affiliate of such Party or to any Person who acquires all or substantially all of such Party’s assets, and (ii) subject to Section 2.10, Buyer may assign its rights, interests and obligations under this Agreement in their entirety, but not in part, to any Person to whom it transfers all or substantially all of the Acquired Assets. In the event that either Party assigns its rights, interests and obligations hereunder without the consent of the other Party in accordance with the foregoing, the assigning Party shall promptly notify the other Party of such assignment and the identity of the assignee. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their successors and permitted assigns. Any assignment of this Agreement or any of the rights, interests or obligations hereunder, in whole or in part, in contravention of this Section 10.4 shall be void ab initio.

10.5 Specific Performance. Each of the Parties acknowledge and agree that the other party may be damaged irreparably and may not be made whole by monetary damages in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, except as otherwise provided herein, each Party agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the other Party as a remedy for any such breach, in addition to any other remedy to which it may be entitled, at law or in equity.

10.6 JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.6 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE THAT SERVICE OF PROCESS IN ANY LEGAL PROCEEDING MAY BE MADE BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.3 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

10.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

10.8 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.10 Captions. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.12 Entire Agreement. This Agreement, including the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

10.13 No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the Parties hereto and their respective successors and permitted assigns) any rights or remedies hereunder. Without limiting the generality of the immediately preceding sentence, no employee, shareholder or contractual counterparty (other than the Parties hereto) of Seller or Buyer shall acquire any rights or remedies as a result of this Agreement, and the employees and shareholders of Seller and Buyer shall have no right whatsoever to enforce any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ELAN PHARMACEUTICALS, INC.

By:	/s/ Douglas Love
	Name:	Douglas Love
	Title:	Executive Vice President Bioneurology Operations

AZUR PHARMA INTERNATIONAL LIMITED

By:	/s/ DJ Doyle
	Name:	DJ Doyle
	Title:	Director